EXHIBIT 10.14

CONFIDENTIAL TREATMENT REQUESTED
PORTIONS OF THIS AGREEMENT MARKED BY *** HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY
WITH THE SECURITIES AND EXCHANGE COMMISSION

July 12, 2013

Mr. Rob Schaefer, Vice President
Fannie Mae, Mail Stop 8H-503
3900 Wisconsin Avenue, NW
Washington, DC 20016

Re:    Commitment Letter for Bulk Fannie Mae-Paid Loss-on-Sale Mortgage Insurance on the Portfolio of approximately $5.46 billion Purchased by Fannie Mae and Identified by Fannie Mae as Deal No. 2013 MIRT 01 and by the Company as Policy No. P-0001-01.

Dear Rob:

National Mortgage Insurance Corporation (“Company”) has reviewed the Bid File that Fannie Mae provided concerning the portfolio of loans (“Portfolio”) with a count of 22,766 and unpaid principal balances of approximately $5.46 billion and is pleased to provide this commitment to issue Fannie Mae-paid mortgage insurance coverage on some or all of such loans. The definitive list of loans to be insured, along with the Initial Principal Balance and the Loan Coverage Percentage for each will be included in the Set-up File to be delivered to the Company by Fannie Mae. Loans included in the Bid File for which the Company does not intend to issue coverage are included in the excluded loans schedule (“Reject File”) attached hereto. Capitalized terms not defined herein shall have the meanings assigned in the Policy.

The Company hereby acknowledges the desire of the Federal Housing Finance Agency for transparency as to transactions such as this one, and as a result, consents to the public disclosure of any or all terms of this transaction. The Company further agrees that it will not make any public statements, including press releases, about this transaction without the prior written approval of Fannie Mae unless required by regulation or law, including filings the Company's parent makes to comply with Federal securities laws or regulation, in which case the Company will give Fannie Mae written notice no less than three days in advance of such disclosure.

Subject to the following terms and conditions, the Company will insure the Covered Loans pursuant to the attached Standard Fannie Mae-Paid Mortgage Guaranty Insurance Policy with Loss-on-Sale Claim Settlement Only, Form #AS06.13.01 and endorsements, if any, identified in paragraph 1 below (collectively, the “Policy”). The Company has applied to the appropriate regulator for approval of the Policy and the Company has no reason to expect that the regulator will not expeditiously approve the Policy. However, if for any reason the Policy should not be approved on or before October 4, 2013, or if it is approved with material changes on or before such date, the Company will not be obligated to issue the Policy, and Fannie Mae will not be obligated to purchase coverage from the Company.

EXHIBIT 10.14

1.	Summary of Transaction Terms.

Insured	Fannie Mae
Fannie Mae Deal Number	2013 MIRT 01
Company Policy #	P-0001-01
Policy Endorsements [If none, state none.]	None
Total Initial Principal Balance (approximate)	$5.46 billion
Specified Exposure Percentage (“down-to percentage”)	50%
Specified Coverage Percentage	—
Aggregate Loss Percentage	2%
Aggregate Loss Limit (approximate)	$109.2 million
Aggregate Loss Limit Step Down	N/A
Deductible Percentage	0.2%
Deductible Amount (approximate)	$10.92 million
Policy Type	Bulk
Accumulation Period	N/A
Claim Settlement Options	Loss-on-Sale
Policy Effective Date	September 1, 2013, or upon mutual agreement, the first day of the month following the approval of the Policy by the District of Columbia Department of Insurance
Policy Settlement Date	N/A
Coverage Effective Date(s)	September 1, 2013, or upon mutual agreement, the first day of the month following the approval of the Policy by the District of Columbia Department of Insurance
Maturity Date	The later of August 31, 2023 or the last calendar day of the month that occurs 119 months after the Coverage Effective Date.
Monthly Premium Rate	***%[1]
Premium Payment Frequency	Monthly
Property Acquisition Aggregate Loss Limit Adjustment Percentage	50%

2.	The Loan Coverage Percentage shall be calculated using the Specified Exposure Percentage as shown in paragraph 1.

3.	The Aggregate Loss Limit shall be calculated using the Aggregate Loss Percentage as shown in paragraph 1.

4.	Eligibility Criteria applicable to the Portfolio are:

(a)
Selling Guide Compliance. As of the date of Fannie Mae's acquisition, the Company acknowledges Fannie Mae's representation that the Covered Loans met the requirements of the Selling Guide or variances thereto.

1. *** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 10.14

(b)
Foreclosures and Bankruptcies. The Company acknowledges Fannie Mae's representation that no Borrower on any Covered Loan may have been the subject of a foreclosure proceeding within the twenty-four (24) months prior to the closing of the Covered Loan, and further that no Borrower on any Covered Loan may have been a debtor who was the subject of a bankruptcy proceeding during the twenty-four (24) months prior to the closing of the Covered Loan.

(c)
Delinquencies. The Company acknowledges Fannie Mae's representation that all Covered Loans have a next payment due date even with or after the Coverage Effective Date. For example, for a Covered Loan to be eligible with a Coverage Effective Date of June 1, the May 1 payment must have been received not later than June 1. Further, the Company acknowledges Fannie Mae's representation that no Covered Loan has been thirty (30) days' delinquent prior to its Coverage Effective Date.

5.
Pre-Settlement Loan File Review. The Company shall be permitted to review certain loans that Fannie Mae reviewed pursuant to its post-purchase review process prior to the Policy Effective Date to confirm the accuracy of the information in the Bid File. Additionally, the Company shall be permitted to review a sample of Covered Loans pursuant to Section 4.7 (b) of the Policy. Loan file reviews shall be conducted in the Company's offices at the Company's expense and shall be limited to reviewing electronic images of the Origination File. The Company agrees that loan file requests will be sent via email to: pool_document_requests@fanniemae.com.

6.	Counterparty Requirements. Until new updated MI eligibility requirements are issued by Fannie Mae, the Company agrees to maintain statutory capital equal to the greater of:
a) The amount of required capital specified in Fannie Mae's January 16, 2013 approval letter for NMI, or
b) the sum of:

(1)	5.6% of net primary risk-in-force, plus,

(2)	for pool insurance (i.e., insurance subject to an aggregate stop loss), the lesser of
i. 5.6% of the risk-in-force based upon the loan-level coverage before application of the aggregate stop loss and deductible (if any), or
ii. the aggregate stop loss amount, net of any deductible amount, for the pool insurance policy.

If the Company fails to maintain this level of statutory capital and new updated MI eligibility requirements have not then been issued by Fannie Mae, such failure may, at Fannie Mae's sole discretion, be considered a violation of Fannie Mae's existing MI eligibility requirements and entitling Fannie Mae to exercise all of the remedies available to it under its existing MI eligibility requirements (including, but not limited to, suspension and termination).

This letter shall amend and restate in its entirety the letter agreement previously entered into by the parties with respect to Deal No. 2013 MIRT 01. This Commitment Letter may be executed in counterparts, and when each Party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and when taken together with the other signed counterparts, shall constitute one agreement, which shall be binding upon and effective as to all Parties.  Signatures of the Parties transmitted by fax or .pdf shall be deemed to be their original signatures for all purposes.

EXHIBIT 10.14

Sincerely,

/s/Patrick Mathis
Name:    Patrick Mathis
Title: EVP & Chief Risk Officer

The foregoing terms, conditions and provisions are hereby accepted, acknowledged and agreed to by Fannie Mae

By:     /s/Rob Schaefer
Name:     Rob Schaefer
Title:     Vice President

Date: 8/08/2013

Attachments:
1. Standard Fannie Mae-Paid Mortgage Guaranty Insurance Policy with Loss-on-Sale Claims Settlement Only, Form # AS06.13.01

EXHIBIT 10.14

STANDARD FANNIE MAE-PAID
MORTGAGE GUARANTY INSURANCE POLICY
WITH LOSS-ON-SALE CLAIM SETTLEMENT ONLY

1	Definitions

1.1
Accumulation Period - means, if applicable, the time period from the Policy Effective Date stated on the Declarations Page of this Policy until 12:01 a.m. on the Policy Settlement Date stated on such Declarations Page. If this time period is left blank or reads “N/A,” then no such period applies.

1.2	Accumulation Policy - means that Policy Type in which loans to be covered under this Policy are accumulated and added to this Policy during the Accumulation Period.

1.3	Advances - means those amounts paid by the Insured in accordance with Section 7.2(k) (Advances).

1.4
Aggregate Loss - means, at any given time, the total of all Insurance Benefits paid by the Company under this Policy, including: (a) any partial Insurance Benefit advanced by the Company pursuant to Section 7.1 (Loss Mitigation); (b) any other partial Insurance Benefit paid by the Company; and (c) any Insurance Benefit charged to the Deductible Amount of this Policy, reduced by any net recoveries received by the Company with respect to any Covered Loan or the related Property or Borrower, including but not limited to recoveries pursuant to Section 7.2(f) (Borrower Contributions) and Section 9.1 (Subrogation). If the Company acquires the Property pursuant to Section 8.5(b) (Disapproved REO Sales), the amount of the Insurance Benefit that will be included in the Aggregate Loss for the related Covered Loan shall equal: (x) the Claim Amount calculated pursuant to Section 8.4(b) (Property Acquisition Calculation); multiplied by (y) the applicable Loan Coverage Percentage; multiplied by (z) the Property Acquisition Aggregate Loss Limit Adjustment Percentage. Under no circumstances will any interest or Penalty Interest paid on the Insurance Benefit pursuant to Section 8.9 (Failure to Timely Pay Insurance Benefit) be included in the Aggregate Loss.

1.5	Aggregate Loss Limit - means the Total Initial Principal Balance multiplied by the Aggregate Loss Percentage, which dollar limit shall be specified on the Declarations Page of this Policy.

1.6
Aggregate Loss Limit Step Down - means, if applicable, one or more reductions in the Aggregate Loss Limit calculated in accordance with the timing and formula specified in the Commitment Letter. Whether such reduction applies will be specified on the Declarations Page of this Policy. If this coverage feature is left blank or reads “N/A”, then no such reduction applies.

1.7	Aggregate Loss Percentage - means that percentage so specified on the Declarations Page of this Policy.

1.8	Annual Premium Rate - means, if applicable, the premium rate so specified on the Declarations Page of this Policy to be used in computing a premium to be remitted annually.

1.9
Applicable Law - means (i) any law, statute, constitution, regulation, ordinance, or subordinate legislation in force from time to time to which a party or its affiliates is subject; (ii) the common law as applicable to the parties from time to time; (iii) any court order, judgment, or decree that is binding on a party or its affiliates; and (iv) any directive, policy, rule, or order that is binding on a party or its affiliates and that is made or given from time to time by any regulator, government or government agency of, in the case of items (i) through (iv) above, any (x) country, or other national, federal, commonwealth, state, provincial, or local jurisdiction or (y) any exchange, association or non-governmental entity that is charged with monitoring or overseeing the business practices or other activities of a party or its affiliates whose regulations are binding on either party pursuant to a self-regulating mechanism approved by a government entity.

1.10
Application - means a request by the Insured for coverage on a loan as a Covered Loan under this Policy, evidenced by the inclusion of the loan on a Set-up File delivered by the Insured to the Company and consisting of all data and information included in such Set-up File and as reflected in the Covered Loan Schedule.

1.11
Appraisal - means an appraisal or alternative method of valuation (such as an automated valuation model or AVM) used to determine the market value of a Property that complies with: (i) the valuation requirements of the Insured if the Covered Loan was required to be originated in compliance with the valuation requirements of the Insured; or (ii) customary mortgage

EXHIBIT 10.14

loan origination practices that are acceptable to the Company if the Covered Loan was not required to be originated in compliance with the valuation requirements of the Insured.

1.12
Appropriate Proceedings - means any legal, administrative or non-judicial action or proceeding permissible under Applicable Law to enforce the Borrower's obligations under a Covered Loan or to apply the Property to the satisfaction of the Borrower's obligations under such loan or to evict the Borrower from the Property.

1.13
Bid File - means the information furnished to the Company by the Insured in solicitation of offers to issue mortgage guaranty insurance. The Bid File may consist of information about the actual loans intended to be insured or it may consist of a profile of the loans intended to be insured.

1.14
Borrower - means any Person required to repay the debt obligation created pursuant to the Covered Loan. The Borrower may be more than one Person, and the term shall include any co-signer or guarantor of the Covered Loan.

1.15	Borrower's Own Fund - means any funds owned by the Borrower and not borrowed or received (as a gift or otherwise) from any party to the transaction, or subject to refund, rebate, or repayment.

1.16
Borrower's Title - means such title to a Property as was vested in the Borrower at the time of a conveyance to the Insured or to a third party, extinguishing all of the Borrower's rights in the Property; provided, however, that any applicable redemption period need not have expired. The deed evidencing such transfer of title to the Insured need not be recorded unless required by Applicable Law.

1.17	Bulk Policy - means that Policy Type in which loans to be covered under this Policy are specified on the Covered Loan Schedule on the Policy Effective Date.

1.18	Business Day - means any day that the Company is normally scheduled to be open for business.

1.19
Claim - means the request to receive benefits of this Policy filed in accordance with Section 8.1 (Claim Filing) and containing all information required by the Company pursuant to Section 8.1 (Claim Filing).

1.20
Claim Denial - means written notification by the Company to the Insured that it will not pay a Claim filed in connection with a specified Covered Loan due to breach of one or more specified provisions of this Policy.

1.21	Claim Amount - means the amount calculated in accordance with Section 8.4 (Calculation of Claim Amount).

1.22
Claim Settlement Period - means, with respect to a given Claim, the date beginning on the date the Claim is perfected as specified in Section 8.1 (Claim Filing) and ending sixty (60) days from that date.

1.23 Commitment Letter - means the applicable letter agreement provided by the Company and accepted in writing by the Insured that identifies the types of loans or specific portfolio of loans to be insured under this Policy, including any Eligibility Criteria, and specifies the variable terms of coverage.

1.24 Collateral - means the stock or membership certificate issued to a tenant-stockholder or resident-member by a cooperative housing corporation, and the proprietary lease relating to one (1) unit in the cooperative housing corporation that is executed by said tenant-stockholder or resident-member and any other rights of said stockholder or member relating to any of the foregoing.

1.25 Company - means the mortgage guaranty insurance company identified on the Declarations Page of this Policy.

1.26 Company Initiated Cancellation - means written notification by the Company to the Insured that it has cancelled coverage in connection with a specified Covered Loan as of a specified date due to breach of one or more specified provisions of this Policy.

1.27 Cooperative Property - means Residential Property ownership of which is evidenced by ownership or membership in a cooperative housing corporation and the lease of a residential unit by such corporation to the stockholder or member, who shall be the Borrower. A loan secured by a Cooperative Property shall not be a Covered Loan unless the Application identifies such loan as being secured by a Cooperative Property.

EXHIBIT 10.14

1.28
Coverage Effective Date - means the date on which coverage of a Covered Loan becomes effective as specified on the Covered Loan Schedule. For Covered Loans acquired by the Insured prior to the Policy Effective Date, the Company and the Insured shall agree on the Coverage Effective Date. For Covered Loans acquired by the Insured on or after the Policy Effective Date, coverage shall be effective as of the first day of the month during which the Insured acquired the Covered Loans, but a loan cannot become a Covered Loan until it is acquired by the Insured. If Covered Loans are acquired over more than one (1) month, there will be a separate Coverage Effective Date applicable to all of the acquisitions in each such month.

1.29
Coverage Effective Date LTV - means that ratio calculated by multiplying the loan-to-value ratio of the Covered Loan on its origination date and the Initial Principal Balance, then dividing that product by the principal balance of the Covered Loan on its origination date.

1.30
Covered Loan - means any note or other evidence of indebtedness and the indebtedness it evidences, together with the mortgage, bond, deed of trust, or other instrument securing said indebtedness, that satisfies the Eligibility Criteria and to which coverage under this Policy has been extended by inclusion of the Covered Loan on the Covered Loan Schedule.

1.31 Covered Loan Schedule - means,

(a)
with respect to a Bulk Policy, that document (in either physical or electronic form) made a part of the Declarations Page of this Policy by the Company, which lists the Covered Loans insured under this Policy, and

(b)	with respect to an Accumulation Policy,

(i)
each and every Covered Loan Schedule provided by the Company to the Insured during the Accumulation Period in accordance with procedures agreed to by the Company and the Insured, each of which lists a portion of the Covered Loans insured under this Policy, and

(ii)	the cumulative Covered Loan Schedule provided by the Company to the Insured on or after the Policy Settlement Date, and

(c)
with respect to a Flow Policy, all of the Covered Loan Schedules provided by the Company to the Insured in accordance with procedures agreed to by the Company and the Insured, each of which lists a portion of the Covered Loans insured under this Policy.

1.32
Credible Evidence - means: (a) information contained in the Origination File or Servicing File (whether such information was submitted to the Company prior to or after the Certificate Effective Date); (b) information relating to the Covered Loan (whether written, electronic or oral) provided at any time by a First Party to the Company; or (c) any other information (whether written, electronic or oral) received or obtained by the Company at any time from any Person provided that such information would be viewed by a reasonable person familiar with all other Credible Evidence as having a basis in fact and not exhibiting falsity or material internal inconsistency. Credible Evidence shall not include any written or oral statement made by the Borrower to the Company or the Company's agents after the date the Covered Loan was closed unless such statement was made under oath and penalty of perjury.

1.33
Date of Default - means the date on which a Covered Loan initially Defaults. For example, if a Borrower fails to pay the monthly installments due on January 1, February 1, March 1, and April 1, and all such installments remain unpaid as of the close of business on April 1, the Date of Default is January 1.

1.34
Declarations Page - means the signed document issued by the Company pursuant to Section 2.1(c) (Approval of Coverage) that extends the coverage indicated therein to the Covered Loans identified in the Covered Loan Schedule.

1.35
Deductible Amount - means, if applicable, the Total Initial Principal Balance multiplied by the Deductible Percentage, which dollar amount shall be specified on the Declarations Page of this Policy. If this amount is left blank or reads “N/A”, then no such amount applies.

1.36	Deductible Percentage - means, if applicable, the percentage so specified on the Declarations Page of this Policy. If this percentage is left blank or reads “N/A”, then no such percentage applies.

EXHIBIT 10.14

1.37
Default - means the failure by a Borrower to pay when due a non-accelerated amount equal to or greater than one (1) regular scheduled payment due under the terms of a Covered Loan or the failure by a Borrower to pay all amounts due under a Covered Loan after the exercise by the Insured of the "due on sale" provision of such Covered Loan. Default does not mean any non-monetary default or violation of any other term or condition of the Covered Loan that would allow for acceleration of the debt or foreclosure or other action to realize upon the security provided by the Covered Loan. A Covered Loan is deemed to be in Default for the period for which, as of the close of business on the installment due date, a scheduled installment payment has not been made. For example, a Covered Loan is “four (4) months in Default” if the monthly installments due on January 1, February 1, March 1, and April 1 remain unpaid as of the close of business on April 1 or if a basis for acceleration exists for a continuous period of four (4) months.

1.38
Default Amount - means the unpaid principal balance of a Covered Loan on the Date of Default, excluding penalties, but including: (i) amounts added to such balance, if any, as a result of Negative Amortization or a Modification; and (ii) the amount, if any, that was discharged in a Chapter 13 bankruptcy “cramdown.”

1.39
Deficiency Judgment - means a court judgment imposing personal liability on the Borrower for the unpaid amount remaining under the terms of a Covered Loan when the proceeds of a foreclosure sale of the Property securing the Covered Loan were insufficient to fully satisfy the outstanding debt.

1.40	Eligibility Criteria - means those Covered Loan eligibility conditions, if any, specified on the Eligibility Criteria Schedule.

1.41
Eligibility Criteria Schedule - means that document (in either physical or electronic form) made a part of the Declarations Page of this Policy by the Company, which lists the Eligibility Criteria exactly as such criteria were agreed to in the Commitment Letter.

1.42
Environmental Impairment - means the presence within, on, under or above the Property of: (a) any condition giving rise to liability under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601 et seq., as amended from time to time) or any similar federal law or law of the state or locality where the Property is located; or (b) any “Hazardous Waste” or “Regulated Substance” as those terms are defined by the Resource Conservation and Recovery Act (42 U.S.C. §6901, et seq., as amended from time to time) or any similar federal law or law of the state or locality where the Property is located. Environmental Impairment does not mean the presence of radon gas, lead paint or asbestos.

1.43	Exclusions - mean those exclusions and reductions from coverage set forth in Section 6 (Exclusions from Coverage).

1.44	First Deed of Trust - means a mortgage, deed of trust, or other instrument which

(a)	constitutes or is equivalent to a first lien or encumbrance on the Property, subject only to the Permitted Encumbrances, and

(b)
will allow the Person secured, directly or by a trustee or other Person, to foreclose on the Property (by power of sale, judicially or otherwise) upon Default to acquire title to the Property, subject only to the Permitted Encumbrances.

1.45 First Party - means

(a)	the Insured or any officer, employee or agent of the Insured, including any independent contractor of the Insured, or

(b)
any of the following Persons: the Loan Originator, the Seller, mortgage loan brokers, correspondent lenders, escrow or closing agents, attorneys, appraisers, appraisal companies, providers of any automated valuation model or other Property valuation, title insurance companies, credit reporting agencies, other third-party vendors performing origination services, and officers, employees, agents or independent contractors of any of the foregoing.

1.46 Flow Policy - means that Policy Type in which loans to be covered under this Policy are added to this Policy on or after the Policy Effective Date and there is no specified date after which additional loans can no longer be added.

EXHIBIT 10.14

1.47 Good and Merchantable Title

(a)	Means title to the Property, free and clear of all liens and encumbrances, covenants, conditions, restrictions, easements and rights of redemption except for

(i)	any lien established by public bond, assessment or tax, when no installment, call or payment of or under such bond, assessment or tax is delinquent, or

(ii)
any municipal or zoning ordinances, building restrictions or other restrictions, covenants, or regulations of use, provided that the Property is in compliance with and/or its use is permitted by, and its intended use and occupancy is not materially adversely affected by, such restrictions, covenants, regulations or ordinances, or

(iii)
easements, rights of way, sewer and utility rights, mineral, oil or timber rights, or any impediments which will not have a materially adverse effect on either the transferability of the Property or the sale of the Property to a bona fide purchaser.

(b) The Property must have, at a minimum, the following characteristics to establish Good and Merchantable Title:

(i)	adequate means of ingress and egress, and

(ii)	the right to use public or private water and sewer facilities appertaining to the Property, whether such rights be by virtue of public easement or private grant, and

(iii)	the Property must be free of any lien due to Environmental Impairment unless otherwise agreed to by the Company.

1.48 Habitable - means meeting the generally-recognized standards for safe residential occupancy, or, if there are no such standards, then what a fully-informed and reasonable person would conclude is a reasonably safe place to live without fear of injury to health or safety.

1.49 Initial Principal Balance - means the unpaid principal balance of a Covered Loan on its Coverage Effective Date.

1.50
Insurance Benefit - means the liability of the Company with respect to a Covered Loan calculated in accordance with Section 8.5 (Insurance Benefit); it being understood that a right to receive an Insurance Benefit shall be deemed to have arisen when a Default that results in a Claim first occurs while coverage is in force for a Covered Loan, notwithstanding that the amount of the Insurance Benefit is not then either presently ascertainable or due and payable. The Insurance Benefit payable shall be subject to the Deductible Amount and/or the Aggregate Loss Limit, if such amount and/or limit apply.

1.51	Insurance Benefit File - means the file specified in Section 4.9 (Insurance Benefit File).

1.52
Insured - means, with respect to any Covered Loan, Fannie Mae, either for its own benefit or as trustee for the benefit of a third party. The Insured will be designated on the Declarations Page of this Policy and may contract with a Servicer or Servicers to perform some or all of the Insured's obligations under this Policy.

1.53
Lapse Date - means the date on which coverage for a particular Covered Loan under this Policy is terminated for non-payment of premium in accordance with Section 3.2 (Lapse of Coverage for Covered Loan for Failure to Pay Subsequent Premium), which date is the first day of the coverage period (for example, monthly or annually) immediately following the coverage period through which the premium has been paid.

1.54
Liquidation Date - means the date the Property securing a Covered Loan was transferred in connection with a Default (i.e., deed-in-lieu of foreclosure or Third-Party Sale), as such date is reported by the Insured to the Company in the Monthly Servicing Report.

1.55 Loan Coverage Percentage - means the percentage applied to the Initial Principal Balance to determine the maximum Insurance Benefit payable by the Company in connection with a Third-Party Sale, or in connection with an REO Sale approved or deemed approved by the Company, which percentage is calculated as follows:

EXHIBIT 10.14

(a)
If the Declarations Page of this Policy indicates a Specified Exposure Percentage greater than zero, the Loan Coverage Percentage shall be calculated as follows: [1-(Specified Exposure Percentage/Coverage Effective Date LTV)], rounded up to the next highest whole number percentage point. For example, for a Covered Loan with a Specified Exposure Percentage of 60.50% and a Coverage Effective Date LTV of 77.83%, the Loan Coverage Percentage is calculated as follows: [1-(60.50/77.83)] = 22.27%, which when rounded up to the next highest whole number percentage point = 23%.

(a)	If the Declarations Page of this Policy indicates a Specified Coverage Percentage(s) greater than zero, the Loan Coverage Percentage shall equal the applicable Specified Coverage Percentage.

1.56 Loan Originator - means the Person that originated the Covered Loan.

1.57 Loss-on-Sale Calculation - means the method of calculating the Claim Amount pursuant to Section 8.4(a) (Calculation of Claim Amount).

1.58 Material or Materially - means, within the context of a representation relating to a Covered Loan and as determined by the Company, a representation of fact with respect to which had the truth been known by the Company the Covered Loan would not have been eligible for coverage or the Company would either not have accepted the risk or the hazard assumed, or would not have accepted the risk or hazard assumed except on different terms, including a change in premium rate.

1.59 Maturity Date - means, if applicable, the date on which this Policy terminates as specified on the Declarations Page of this Policy, and which date will be the last day of a month. If this date is left blank or reads “N/A”, then no such date applies.

1.60 Misrepresentation - means a false statement, omission, or data inaccuracy respecting a matter of Material fact (in either physical or electronic form).

1.61
Mixed-Use Property - means a dwelling that features distinct functional use for both residential and commercial business purposes including, for example but not limited to, a two-story structure in which one floor serves as a commercial business (e.g., shop, office space, etc.) and the other floor serves as residential space for the owner of the dwelling and the commercial business.

1.62 Modification - means

(a)
any change to the amount of indebtedness (for example, capitalization of interest arrearages), interest rate, interest rate adjustment period, use of escrow funds or other funds, or the term or the amortization schedule of a Covered Loan, unless such change is prescribed in the loan documents, or

(b)	any change in the Property that adversely affects its market value as security for the Covered Loan, or

(c)	the release of any Borrower from liability on a Covered Loan, other than in connection with a Covered Loan that is paid in full.

1.63 Monthly Premium Rate- means, if applicable, the premium rate so specified on the Declarations Page of this Policy to be used in computing a premium to be remitted monthly.

1.64 Monthly Rescission Report - means the report specified in Section 4.3 (Monthly Rescission Report).

1.65	Monthly Servicing Report- means the report specified in Section 4.2 (Monthly Servicing Report).

1.66 Negative Amortization - means the additions to the principal amount of a Covered Loan arising from the insufficiency of optional payments or regularly scheduled payments to cover interest as it accrues against the principal amount of the Covered Loan as provided for in the loan documents relating to the Covered Loan.

1.67
Operations Manual - means the Insured's manual describing the content, format, and manner of delivery of the various reports and files required to be exchanged between the Insured and Company for the administration of this Policy, as such manual currently exists or as it may be periodically amended by the Insured with ninety (90) days advance written notice

EXHIBIT 10.14

to the Company. The reports and files described in the Operations Manual shall include, but not be limited to, the: Insurance Benefit File; Monthly Rescission Report; Monthly Servicing Report; Premium Refund File; Reconciliation File; Reject File; and Set-up File.

1.68 Original Value - means the lesser of the sales price of the Property (only applicable in the case of a Covered Loan made to finance the purchase of such Property) or the market value of the Property established by an Appraisal, which value was obtained by the Loan Originator in connection with the Covered Loan at the time it was originated.

1.69 Origination File - means, with respect to a Covered Loan, copies (either physical or electronic images) of the following documents created or received in connection with the origination and closing of the Covered Loan: the signed loan application; disclosure statements; purchase contract, if applicable; credit reports; verifications of employment, income, assets, and deposit; final HUD-1 or other settlement statement; the note; the mortgage, deed of trust or security deed (including any riders thereto once returned from the land records); and evidence of the Original Value.

1.70 Permitted Encumbrances - mean

(a)	any lien established by public bond, assessment or tax, when no installment, call or payment of or under such bond, assessment or tax is delinquent and

(b)
any municipal and zoning ordinances and exceptions to title waived by the regulations of mortgage guaranty insurers with respect to mortgages on one-to-four family residences in effect on the date on which the Covered Loan was closed and all documents were executed and

(c)	any impediments which will not have a materially adverse effect on either the transferability of the Property or the sale of the Property to a bona fide purchaser.

1.71 Person - means any natural person, or any corporation, partnership, association or other legally-recognized entity.

1.72 Physical Damage - means damage to a Property that materially adversely affects the use, marketability, or market value of the Property, whether caused by accident, natural occurrence or otherwise, including, but not limited to, damage caused by reason of fire, destruction of tangible property, defects in construction, land subsidence, earth movement or slippage, natural disaster (such as hurricane, flood, earthquake, etc.), war, civil insurrection, or riot. Physical Damage includes the destruction or removal of chattel items (including any built-in appliances) that are part of the Property. For purposes of this definition, damage shall be considered to materially adversely affect the use, marketability, or market value of the Property if the estimated cost to repair a Property is equal to, or greater than five thousand ($5,000). The presence of radon gas, lead paint or asbestos in the dwelling on the Property shall not be deemed to be Physical Damage.

1.73 Policy - means this contract of insurance together with the Commitment Letter, the Application(s), the Declarations Page, the Covered Loan Schedule, and any endorsements referenced on the Declarations Page, which are incorporated herein and made part of this Policy with respect to the Covered Loans to which they relate.

1.74 Policy Effective Date - means the date on which coverage under this Policy becomes effective, which is the first day of the month in which any Covered Loan is insured under this Policy. The Policy Effective Date is specified on the Declarations Page of his Policy.

1.75 Policy Settlement Date - means the date specified on the Declarations Page of this Policy after which no additional Covered Loans may be added to this Policy and which applies only to an Accumulation Policy.

1.76 Policy Type - means Accumulation Policy, Bulk Policy or Flow Policy as specified on the Declarations Page.

1.77 Premium Payable File - means the file specified in Section 4.10 (Premium Payable File).

1.78	Premium Refund File - means the file specified in Section 4.11 (Premium Refund File).

1.79 Property - means the Residential real property and all improvements thereon including any chattel items (including any built-in appliances) which are an element of the market value stated in the Original Value, including all replacements or additions to the chattel items, together with all easements and appurtenances, all rights of access, all rights to use (as well

EXHIBIT 10.14

as any co-ownership interests in) common areas, recreational and appurtenant facilities, and all replacements or additions to those items.

1.80	Property Acquisition Aggregate Loss Limit Adjustment Percentage - means the percentage so specified on the Declarations Page of this Policy.

1.81	Property Acquisition Calculation - means the method of calculating the Claim Amount pursuant to Section 8.4(b) (Calculation of Claim Amount).

1.82
Qualified - means the Company is approved as a mortgage guaranty insurer pursuant to the Insured's Qualified Mortgage Insurer Approval Requirements, as such requirements currently exist or as they may be periodically amended, and meets any other eligibility requirements that may be specified in the Commitment Letter.

1.83
Reconciliation Event - means: (i) the following events in the life of this Policy the occurrence of which causes either the Company or the Insured to require a reconciliation in accordance with Section 4.13 (Reconciliation): exhaustion of the Deductible Amount; the occurrence of an Aggregate Loss Limit Step Down; and termination of this Policy pursuant to either Section 5.2 (Termination of Policy Prior to Exhaustion of Aggregate Loss Limit) or Section 5.3 (Termination of Policy Upon Exhaustion of Aggregate Loss Limit); or (ii) any anniversary of this Policy or other occurrence where both parties agree in writing that a reconciliation should occur.

1.84	Reconciliation File - means the file specified in Section 4.12 (Reconciliation File).

1.85	Reject File - means the file specified in Section 2.1(d) (Disapproval of Coverage).

1.86 REO Sale - means a sale of a Property by the Insured after foreclosure, which sale is approved by the Company.

1.87 Rescission - means written (either physical or electronic) notification by the Company to the Insured that the coverage provided in connection with a specified Covered Loan breaches one or more of the Insured's representations and warranties in Section 2.3 (Representations of the Insured) of this Policy with the result that: coverage is deemed never to have been in force; the Company is concurrently returning all premiums paid in connection with such Covered Loan to the Insured; the Initial Principal Balance of the Covered Loan is deducted from the Total Initial Principal Balance; and the Aggregate Loss Limit and Deductible Amount are proportionately reduced.

1.88 Residential - means

(a)	a type of building which is designed for occupancy by not more than four (4) families, or

(b)	a single condominium or planned unit development unit, or

(c)	a Cooperative Property, or

(d)
a Mixed-Use Property, provided that the mixed-use represents a legal, permissible use of the Property under local zoning requirements, the Borrower occupies the Property as a principal residence, the Borrower is both the owner and operator of the commercial business located in the building, and the Property is primarily intended for residential use, or

(e)	any other single residence unit as to which Good and Merchantable Title may be held or conveyed freely under law (including but not limited to manufactured housing).

Residential does not include non-residential hotel-type properties identified by characteristics such as

(f)	units that do not contain full-sized kitchen appliances or

(g)	units that are marketed for sale based on the availability of short term rental rates or

EXHIBIT 10.14

(h)
properties that are marketed as hotels including, but not limited to, projects with units that are available to be rented on a daily basis or projects with names that include the words “hotel,” “resort,” “motel,” “inn,” or “lodge” or

(i)
a significant level of hotel-type services such as, but not limited to, a registration service to support short-term rentals, daily unit cleaning services, food and beverage services, and central or integrated telephone service or

(j)	units subject to timeshare or segmented ownership or

(k)	mandatory rental pooling agreements that require the unit owners to either rent their units or to give a management firm control over the occupancy of the units or

(l)	restrictions on the owner's ability to occupy the unit or

(m)	projects with non-incidental business operations owned or operated by the owners' association such as, but not limited to, a restaurant.

1.89 Seller - means any seller of Covered Loans approved by the parties to deliver loans to the Insured for coverage under this Policy. The seller of any Covered Loan actually insured under this Policy is deemed approved by the parties.

1.90 Selling Guide - means the Insured's single family Selling Guide, as such guide currently exists or as it may be periodically amended, including changes made by announcement or lender letter, for general application for single-family loans. Single family loans are loans secured by property designed for occupancy by not more than four families.

1.91 Servicer - means that Person, other than a natural Person, that at a given time is servicing a Covered Loan (or acting as a master servicer, if subservicing is also involved) on behalf of the Insured and pursuant to the Servicing Guide and any applicable delegation of authority that the Insured may have made to the Servicer to perform loss mitigation without the prior approval of the Insured. Actions required by this Policy to be performed by the Insured may, at the option of the Insured, be performed by a Servicer. The Servicer acts on behalf of the Insured in performing acts under this Policy.

1.92
Servicing File - means, with respect to a Covered Loan, copies (either physical or electronic images) of the following documents created or received in connection with the servicing of the Covered Loan, if applicable: pay history; primary servicing screen print display (including collection screens/notes, unpaid principal balance, last payment date, due date, interest rate, principal and interest payment amount, Borrower name(s), and Property address); rent or receiver account history; assumption or buy-down agreement; loss mitigation documents (e.g., forbearance agreement, repayment plan, modification agreement, pre-foreclosure sale, deed-in-lieu of foreclosure, etc.); foreclosure documents; bankruptcy documents; documents pertaining to preservation and/or establishment of a Deficiency Judgment; Property valuation since origination (e.g., Appraisal, AVM, BPO, etc.); and hazard insurance claim settlement.

1.93 Servicing Guide - means: (a) the Insured's single family Servicing Guide, as such guide currently exists or as it may be periodically amended by announcement, lender letter, notice, or other Servicer communication, for general application to single-family loans serviced by all of the Insured's servicers; and (b) any exceptions, pilots, or variances to the Servicing Guide authorized by the Insured.

1.94 Set-up File - means the file specified in Section 4.1 (Set-up File).

1.95 Single Premium Rate - means, if applicable, the premium rate so specified on the Declarations Page of this Policy to be used in computing a one-time, up-front premium.

1.96 Specified Coverage Percentage - means, if applicable, the percentage so specified on the Declarations Page of this Policy.

1.97 Specified Exposure Percentage - means, if applicable, the percentage so specified on the Declarations Page of this Policy.

1.98 Third-Party Sale - means

(a)
a sale of a Property arranged by the Servicer and/or by the Borrower, and approved by the Insured or by the Servicer on behalf of the Insured pursuant to a delegation of authority from the Insured, prior to foreclosure, or

EXHIBIT 10.14

(b)
a foreclosure or trustee's sale of a Property to a third party at a price equal to or greater than the minimum bid established and submitted by the Servicer as provided in Section 7.2(j) (Foreclosure Bidding).

1.99 Total Initial Principal Balance - means the sum of the Initial Principal Balance of all Covered Loans, as stated on the Declarations Page of this Policy, less the Initial Principal Balance of any Covered Loan for which coverage is rescinded in accordance with Section 1.87 (Rescission).

1.100 Total Loss - means the Claim Amount plus: (i) in the case of a Third-Party Sale, the amount of all commercially reasonable costs incurred in obtaining and closing the Third-Party Sale, less the proceeds of the Third-Party Sale; and (ii) in the case of an REO Sale, the amount of all commercially reasonable costs incurred in obtaining and closing the REO Sale, less the proceeds of the REO Sale.

Pronouns, when used in this Policy, shall mean the singular or plural, masculine or feminine, as the context requires.

2 Coverage

2.1 Covered Loans--Subject to Section 2.4 (Company's Remedies for Misrepresentation) and Section 6 (Exclusions from Coverage), loans that satisfy the Eligibility Criteria shall become Covered Loans and shall become insured under this Policy upon satisfaction of the requirements set forth in this Section.

(a)
Set-up File--All loans to be covered under this Policy, whether acquired before, on, or after the Policy Effective Date, shall be identified in a Set-up File delivered to the Company by the Insured in accordance with Section 4.1 (Set-up File Delivery).

(b)
Application for Insurance--The inclusion of a loan in a Set-up File shall constitute an Application for coverage under this Policy and the Company shall extend coverage under this Policy to each loan listed in a Set-up File unless it disapproves such coverage as provided in subsection (d) below.

(c)
Approval of Coverage--The Company will indicate its approval of coverage under this Policy for a loan on the Set-up File by assigning a certificate number to such loan and including the certificate number for each such loan so approved on the Covered Loan Schedule. The Company will issue the Declarations Page, along with the Eligibility Criteria Schedule and the Covered Loan Schedule, to the Insured within thirty (30) days of receipt of the Set-up File. Each Covered Loan will be listed on the Covered Loan Schedule, together with the applicable Coverage Effective Date, Loan Coverage Percentage, and certificate number for each Covered Loan, and any other information pertaining thereto exactly as such information was provided on the Set-up File.

(d)
Disapproval of Coverage-- If a loan on the Set-up File does not meet the Eligibility Criteria, the Company will indicate its disapproval of coverage under this Policy for such loan by including it on the Reject File. The Company will issue the Reject File to the Insured in the format and manner specified in the Operations Manual within thirty (30) days of receipt of the Set-up File. The Reject File must specify the reason each loan does not meet the Eligibility Criteria and the Company shall promptly refund to the Insured any premiums previously received in connection with loans on the Reject File.

2.2	Cooperative Property--For a Covered Loan that is secured by a Cooperative Property the following definitions apply:

(a) Good and Merchantable Title to Collateral exists even if there is a first mortgage lien on the entire real estate owned by the cooperative housing corporation, provided it has been disclosed to the Company in the Application for the Covered Loan secured by the Collateral.

(b) Property means--

(i)
the Residential real property and all improvements on the real property which is owned by the cooperative housing corporation, and which is leased to the Borrower who holds an ownership or membership interest in such cooperative housing corporation, which lease and interest secure the related Covered Loan, together with all easements and appurtenances, all rights of access, all rights to use common areas, recreational and other facilities, and all replacements or additions to any of the foregoing, and

EXHIBIT 10.14

(ii)
wherever the term “Property” is used and instead refers to the stock or membership certificate, the lease, or any other asset or right related thereto, it shall be deemed to be changed to “Collateral,” including for purposes of provisions relating to foreclosure, valuation or redemption; acquisition of title or other status of title, lien or ownership; or purchase, acquisition, sale, disposition or other conveyance by any Person.

2.3	Representations of the Insured--The Insured represents as follows:

(a)
(i) all statements made and information provided to the Company in an Application (including the Set-up File and also as such is related to continuation of coverage upon assumption of a Covered Loan), whether by the Insured, the Borrower, a First Party, or any other Person, have been made and presented for and on behalf of the Insured, and

(i)
such statements and information with respect to any Covered Loan are not false or misleading in any Material respect and the information and data relied upon by the Loan Originator to underwrite the Covered Loan are consistent in all Material respects with the information and data included in the Origination File for the Covered Loan, and

(ii)	each Covered Loan meets the Eligibility Criteria, and

(iii)
if an automated underwriting recommendation concerning the Covered Loan (including a recommendation under an automated underwriting system of the Insured) in connection with origination of the Covered Loan is disclosed to the Company in insuring the Covered Loan, all statements and information submitted through the automated underwriting system to obtain such recommendation are not false or misleading in any Material respect as of the date provided, and

(A) the information and data entered into the automated underwriting system are consistent in all Material respects with the information and data included in the Origination File for the Covered Loan, and

(B) the automated underwriting recommendation concerning the Covered Loan disclosed to the Company was relied upon by the Loan Originator in making the Covered Loan, and

(C) any finding reports and other processing instructions regarding the Covered Loan that are part of the results of the automated underwriting system, including those that may call for another evaluation of the Covered Loan by the automated underwriting system after re-verification of information or acquisition of additional data as part of such instructions, have been complied with, to the extent required by the Loan Originator's underwriting guidelines or consistent with instructions of the Insured.

(b)	and agrees that

(i) such statements and information in the aggregate are, and in certain instances individually may be, Material to the Company's decision to offer, provide or continue coverage on the related Covered Loan, and

(i)
the Company has issued coverage on the Covered Loan or has continued coverage on the Covered Loan in reliance on the accuracy and completeness of such statements and information and without any obligation to independently verify the statements and information submitted to it, and

(ii)	the Company's reliance on the representations in subsection (a) above survive the issuance of coverage on a Covered Loan or continuation of coverage, and

(iv) the representations in subsection (a) shall be effective whether or not they are made with the intent to deceive or mislead or with the knowledge they are not true and correct.

EXHIBIT 10.14

2.4 Company's Remedies for Misrepresentation--

(a)
Rescission - Subject to Section 2.5 (Limitation on Claim Denial, Company Initiated Cancellation and Rescission), if any of the Insured's representations in Section 2.3 (Representations of the Insured) are Materially false or misleading with respect to a Covered Loan, the Company shall have the right, to the extent permitted by Applicable Law, to issue a Rescission on a Covered Loan retroactively to the Coverage Effective Date (or, if the Misrepresentation occurs with respect to continuation of coverage upon assumption of a Covered Loan, to issue a Rescission retroactively to the date of such continuation). In the case of such Rescission, the Company shall return at that time all premiums paid for coverage after such applicable date.

(a)	Reprice - Notwithstanding Section 2.4(a) (Rescission), the Company will not issue a Rescission on a Covered Loan if all of the following conditions are met:

(i)	The conditions of Section 2.5(a) (Limitation on Claim Denial, Company Initiated Cancellation and Rescission) have not been met;

(ii)
Based on the true facts, the Covered Loan would have been eligible for coverage under this Policy, according to the Eligibility Criteria and as of the Coverage Effective Date, but would have received a different premium rate; and

(iii)
The Insured, within sixty (60) days following written notice from the Company that the conditions of this Section 2.4(b) (Reprice) have been met, pays the Company the additional premium owed (i.e., the appropriate monthly, annual, or single premium as agreed to by the Insured that would have been charged but for the Material Misrepresentation, less the premium actually charged) as reasonably calculated by the Company. If the Insured does not timely pay such additional premium, the Company will promptly issue a Rescission on the Covered Loan.

2.5
Limitation on Claim Denial, Company Initiated Cancellation and Rescission - except for Exclusions determined to relate to Covered Loans described in: Section 6.1 (Assumptions); 6.2 (Balloon Payment); Section 6.3 (Breach of Conditions and Insured's Obligations); Section 6.5 (Effective Date and Cancellation); Section 6.8 (Monthly Servicing Report); Section 6.9 (No First Deed of Trust); Section 6.10 (Physical Damage); Section 6.11 (Pre-Existing Environmental Impairment); Section 6.12 (Release of Indebtedness); and Section 6.13 (Residential Property), no Claim will be adjusted or denied, nor will coverage be cancelled or rescinded, by the Company for any issue arising out of the origination or closing of a Covered Loan provided all of the following conditions are met:

(a)
the Borrower: (i) made the first consecutive thirty-six (36) monthly payments of principal, interest, and escrow impounds in the amount and timeliness required under the Covered Loan with the Borrower's Own Funds; or (ii) had no 60-day or greater delinquencies and no more than two 30-day delinquencies during the thirty-six (36) months following the date the Covered Loan closed and was current as of the sixtieth (60th) month following the date the Covered Loan closed. A payment will be considered to be “consecutive” only if it is made prior to the date the next scheduled payment becomes due;

(b)
there is no Credible Evidence of Material Misrepresentation in the origination or closing of the Covered Loan involving any First Party with respect to a single Covered Loan if the Misrepresentation was made intentionally and with knowledge and the Company relied upon such Misrepresentation;

(c)
there is no Credible Evidence of Material Misrepresentation in the origination or closing of the Covered Loan involving two or more parties (i.e., the Borrower and one or more Pattern Parties, or two or more Pattern Parties) and the Covered Loan together with one or more other Covered Loans, loans, or related real estate transactions. For purposes of this Section 2.5(c), “Pattern Party” means a First Party as well as a Property seller, a builder, and a real estate agent; and

(d)	the Insured must have satisfied all of the requirements of Sections 8.1 (Claim Filing).

The Company's payment of a Claim will not limit any rights the Company has against the Borrower or any other Person (other than the Insured) for any Material Misrepresentation under Section 2.3 (Representations of the Insured).

EXHIBIT 10.14

2.6	Policy Type--

(a)
If the Policy Type designated on the Declarations Page of this Policy is an Accumulation Policy, the following provisions apply during the Accumulation Period of this Policy in addition to or, if specified, in place of, the other terms and conditions of this Policy:

(i)
from the Policy Effective Date until the Policy Settlement Date, the Total Initial Principal Balance shall be as designated on the Declarations Page of this Policy, notwithstanding the actual total initial principal balance of the Covered Loans as set forth on the Covered Loan Schedule to this Policy, and

(ii)	notwithstanding any other provision of this Policy to the contrary,

(A) coverage shall extend only to those loans which have been purchased by the Insured that meet the Eligibility Criteria and are reported to the Company in accordance with procedures agreed to by the Company and the Insured and listed on the Covered Loan Schedule, and

(B) the Coverage Effective Date for a Covered Loan under this Policy shall be the date listed on the Covered Loan Schedule, and

(iii)
effective on the Policy Settlement Date at the end of the Accumulation Period, the Total Initial Principal Balance as specified on the Declarations Page of this Policy shall be adjusted to be equal to the total initial principal balances of all Covered Loans listed on all Covered Loan Schedules issued prior to the Policy Settlement Date, regardless of whether the Covered Loan is covered by this Policy on the Policy Settlement Date, and the Covered Loan Schedule which is provided by the Company to the Insured effective on the Policy Settlement Date shall list all such Covered Loans, with a notation of loans which were initially covered by this Policy but are no longer covered as of the Policy Settlement Date, and

(iv)	no loan may be covered under this Policy which is not included in a Covered Loan Schedule dated before the Policy Settlement Date, and

(v)	any provisions that may be so specified in the Commitment Letter.

(b)
If the Policy Type designated on the Declarations Page is a Bulk Policy, any provisions that may be so specified in the Commitment Letter will apply in addition to or in place of the other terms and conditions of this Policy.

(c)
If the Policy Type designated on the Declarations Page is a Flow Policy, any provisions that may be so specified in the Commitment Letter will apply in addition to or in place of the other terms and conditions of this Policy.

3 Premium

3.1 Premium Calculation and Payment--

(a)	Premiums--The premiums due and payable under this Policy shall be calculated and paid monthly, annually or in a single premium, as specified on the Declarations Page of this Policy.

(i)
Monthly Premium--If the premium is a monthly premium, whether or not all the Covered Loans have a single Coverage Effective Date, the initial premium for each Covered Loan shall be calculated by multiplying the Monthly Premium Rate by the Initial Principal Balance of each Covered Loan. The Insured will make its best effort to pay the initial premium within five (5) days of delivery of the Set-up File, but in all cases the initial premium will be paid within ten (10) days of delivery of the Set-up File. After that payment, all regular subsequent premiums shall be calculated by multiplying the Monthly Premium Rate by the then-current unpaid principal balance of each Covered Loan as of the day immediately preceding the first (1st) day of the month for which the subsequent premium is due and as such balance is reported in the Monthly Servicing Report. The Insured will pay regular subsequent premiums within thirty (30) days of the end of each month. If the regular renewal premium is not paid within such period, the Company will promptly notify the Insured that it has not been paid pursuant to Section 3.2 (Lapse of Coverage for Covered Loan for Failure to Pay Subsequent Premium; Reinstatement3.2 Lapse of Coverage for Covered Loan for Failure to Pay Subsequent Premium).

EXHIBIT 10.14

(ii) Annual Premium--If the premium is an annual premium, the initial premium shall be calculated by multiplying the Annual Premium Rate by the Initial Principal Balance of each Covered Loan once all loans have been delivered to the Insured. The Insured will make its best effort to pay the initial premium within five (5) days of delivery of the Set-up File, but in all cases the initial premium will be paid within ten (10) days of delivery of the Set-up File. If all Covered Loans on a Covered Loan Schedule have the same Coverage Effective Date, then the initial premium on a Covered Loan will cover the period from the Coverage Effective Date for such Covered Loan to the one year anniversary of such Coverage Effective Date. After that payment, each subsequent premium shall be calculated by multiplying the Annual Premium Rate by the then-current unpaid principal balance of each Covered Loan on the day immediately preceding the anniversary of the applicable Coverage Effective Date and as such balance is reported in the Monthly Servicing Report. Unless otherwise agreed between the Company and the Insured, if the Covered Loan Schedule includes Covered Loans with different Coverage Effective Dates, both the initial and subsequent premium for each month's deliveries will be a full year's premium (that is, no proration of the initial premium). The Insured will pay subsequent premiums within thirty (30) days of the anniversary of the applicable Coverage Effective Date. If the subsequent premium is not paid within such period, the Company will promptly notify the Insured that the subsequent premium has not been paid pursuant to Section 3.2 (Lapse of Coverage for Covered Loan for Failure to Pay Subsequent Premium; Reinstatement3.2 Lapse of Coverage for Covered Loan for Failure to Pay Subsequent Premium).

(iii)
Single Premium--If the premium is a single premium, it shall be calculated by multiplying the Single Premium Rate by the Initial Principal Balance of each Covered Loan. The Insured will make its best effort to pay the premium within five (5) days of delivery of the Set-up File, but in all cases it will be paid within ten (10) days of delivery of the Set-up File. In this case, there will be no subsequent premiums.

(iv)
Other Premium Structures - If the parties agree to a premium structure other than one identified in subsection (a)(i), (a)(ii), or (a)(iii) above, then the applicable premium rate, method of calculating the premium payment, timing of premium payment, etc. shall be detailed in the Commitment Letter. In addition, the applicable premium rate will be specified on the Declarations Page of this Policy.

(v)
Tender of First Premium--Tender of the first premium for a Covered Loan will constitute a representation by the Insured for the purposes of Section 2.3 (Representations of the Insured) that any special conditions included by the Company in the Commitment Letter have been satisfied.

(b)
Changes in Unpaid Principal Balance--In the event the unpaid principal balance of a Covered Loan is increased or decreased pursuant to the terms of the note, mortgage, deed of trust or other instrument relating to the Covered Loan or in accordance with Section 7.2(a) (Modification of Covered Loans Not in Default and Not at Risk of Imminent Default) or Section 7.2(c) (Modification of Covered Loans in Default or at Risk of Imminent Default), the Insured shall pay subsequent premium at the Monthly Premium Rate or Annual Premium Rate applicable to the Covered Loan, on the changed unpaid principal balance as such balance is reported in the Monthly Servicing Report. In the case of a Monthly Premium, the Monthly Premium on the changed unpaid principal balance will be payable beginning with the month in which such unpaid principal balance changed, but shall be paid beginning with the month in which such changed unpaid principal balance is initially reported to the Insured by the Servicer. In the case of an Annual Premium, the Annual Premium on the changed unpaid principal balance will be paid beginning with the first Annual Premium that is due after the month in which such changed unpaid principal balance is initially reported to the Insured by the Servicer. In the event of a Default prior to the payment of the required premium for any increase in unpaid principal balance, such increase in unpaid principal balance will not be covered. This Section will not apply if a Single Premium Rate is applicable. In no event will a change in the unpaid principal balance of a Covered Loan change the Initial Principal Balance of such loan.

(c)
Effective Date of Coverage--Provided that premiums are paid by the Insured in accordance with this Section, coverage for the relevant Covered Loans shall be effective as of the applicable Coverage Effective Date and shall remain effective until terminated or canceled in accordance with this Policy.

(d)	End of Obligation to Pay Premium--The Insured's obligation to pay premium on a Covered Loan ceases on the last day of the month in which the Liquidation Date occurs.

EXHIBIT 10.14

(e)
Payment Method--All premiums will be paid by the Insured by Automated Clearing House (ACH) of the Federal Reserve System, to the account specified in writing by the Company, or as otherwise agreed in writing between the Company and the Insured, and the Insured will concurrently with payment provide to the Company the Premium Payable File.

(f)	Premiums Non-refundable--All premiums are non-refundable except as otherwise provided in this Policy or in the Commitment Letter.

3.2 Lapse of Coverage for Covered Loan for Failure to Pay Subsequent Premium -

(a)
Lapse, Grace Period, Notice - If premium is not paid for a Covered Loan identified as active on the most recent Monthly Servicing Report as provided in this Policy, coverage with respect to such Covered Loan shall terminate, effective as of 12:01 a.m. on the Lapse Date, except coverage shall continue uninterrupted if payment is received by the Company within ninety (90) days after the Lapse Date, or if a non-payment notice is required by Applicable Law, within whatever period is specified in such non-payment notice or may be required by Applicable Law. If the Company does not receive a premium payment within sixty (60) days after the Lapse Date for any Covered Loan identified as active on the most current Monthly Servicing Report, it will promptly provide written notice to the Insured (at the e-mail box specified in writing by the Insured) and allow the Insured until the ninetieth (90th) day after the Lapse Date to cure the lapse before issuing a Company Initiated Cancellation.

If a Covered Loan is in Default prior to the Lapse Date and remains in Default as of the Lapse Date, the liability of the Company shall continue with respect to such Covered Loan.

(b)
Lapse Due to Erroneous Liquidation - If coverage lapses due to the erroneous reporting of a liquidation of a Covered Loan and the Insured wishes to reinstate coverage on such loan if it is subsequently reported as active on the Monthly Servicing Report, the Insured shall forward to the Company the premium payment(s) necessary to reinstate coverage and the Company will reinstate coverage without requiring any additional information.

(c)
Reinstatement After Lapse - If the Insured fails to pay premium in accordance with subsection (a), coverage lapses, and the Insured wishes to reinstate coverage after the Lapse Date, the Insured shall forward to the Company its request for reinstatement together with the appropriate premium payment and any information reasonably required by the Company. The Company will not agree to reinstate coverage of a loan if a Default has occurred after the Lapse Date. If the Company agrees to reinstate coverage on the relevant Covered Loan(s), such agreement will be evidenced by its acceptance of the premium payment; provided, however, that the Insured acknowledges that the Company deposits all payments immediately on receipt and, accordingly, the Insured agrees that the receipt and deposit of premium by the Company does not constitute acceptance by the Company until final reconciliation by the Company of the Company's records with such premium, which reconciliation will occur no later than sixty (60) days after receipt of premium by the Company.

Upon the Company's acceptance of the premium after the Lapse Date, coverage on the relevant Covered Loan(s) shall be reinstated and shall continue without interruption, as if there had been no lapse, and Defaults occurring prior to the Lapse Date or after the date of reinstatement of coverage will be covered. If the Company learns that the Covered Loan was in Default during the period between the Lapse Date and the date of reinstatement, the Company will be entitled to issue a Company Initiated Cancellation and will return all premiums received for the period after the Lapse Date. Receipt, deposit and retention of a premium will not constitute a waiver of any other defense with respect to the Covered Loan which the Company has under this Policy.

4 Administration of Policy

4.1 Set-up File Delivery--The Set-up File will be delivered by the Insured to the Company in the format and manner specified in the Operations Manual. This file is used to provide the Company with loan level information needed by the Company to prepare the Covered Loan Schedule in accordance with Section 2.1(c) (Approval of Coverage).

4.2 Monthly Servicing Report --For so long as this Policy is in effect, the Insured shall provide the Company with a Monthly Servicing Report for all active and liquidated Covered Loans, including information on the status of Covered Loans in Default. At the request of the Company, the Insured shall also include on one or more Monthly Servicing Reports information on the status of inactive Covered Loans. The Monthly Servicing Report will satisfy all of the Insured's obligations under

EXHIBIT 10.14

this Policy with respect to notification of Default reporting and will be the sole source for Covered Loan balances used to calculate premium payments and Claim Amounts under this Policy. The Monthly Servicing Report will be delivered by the Insured to the Company on or before the last Business Day of the month following the month to which it relates and in the format and manner specified in the Operations Manual, provided, however, that the Insured shall include in the Monthly Servicing Report notice of any Default on a Covered Loan if, within the month to which the Monthly Servicing Report relates: (i) the Borrower was two (2) months in Default on the Covered Loan; or (ii) any proceeding was commenced, including but not limited to foreclosure, which affects the Covered Loan or the Property or the Insured's or Borrower's interest in the Covered Loan or the Property.

4.3 Monthly Rescission Report-- For so long as this Policy is in effect, the Company shall provide the Insured with a Monthly Rescission Report identifying any Covered Loans for which the Company has issued a Rescission under this Policy. The Monthly Rescission Report will be delivered by the Company to the Insured by the fifth (5th) Business Day of the month following the month to which it relates and in the format and manner specified in the Operations Manual.

4.4	Servicing --

(a)
The Insured shall identify the Servicer of a Covered Loan as part of the Set-up File. The Company shall be notified of any change in Servicer through the Monthly Servicing Report. The specific data and Servicer information required to be shown on the Monthly Servicing Report will be specified in the Operations Manual.

(b)
To the extent consistent with the terms and conditions of this Policy, (i) Covered Loans will be serviced by a Servicer or Servicers selected by the Insured consistent with the Insured's normal business practices and in accordance with Section 4.5 (Change of Servicing) of this Policy and in accordance with servicing guidelines that are at least as rigorous as the Insured's Servicing Guide for non-insured loans and (ii) the Insured may give the Servicer delegated authority to perform loss mitigation and enter into workouts with Borrowers without the Insured's prior approval, which otherwise would be required by the Servicing Guide or other applicable servicing guidelines.

4.5	Change of Servicing--

(a)
If the servicing of a Covered Loan is sold, assigned or transferred, coverage under this Policy will continue in accordance with the terms of this Policy, provided that the Covered Loan is serviced by a Servicer approved by the Insured to service other loans of a similar nature owned or guaranteed by the Insured.

(b)
The Company may require a change of Servicer, provided, however, that the Company must first have (i) identified in writing to the Insured the material performance deficiencies necessitating the change and (ii) allowed a period of at least sixty (60) days after notice to the Insured for the Insured to remedy those deficiencies to the Company's satisfaction. If the deficiencies are not so remedied, the Company may require that the servicing be transferred in order to continue coverage and if it does so, it must notify the Insured in writing that the servicing must be transferred in order to continue coverage of affected Covered Loans and allow the Insured a minimum of ninety (90) days to effect the transfer to another Servicer acceptable to the Company to service the Covered Loans.

4.6
Change of Insured--If one or more Covered Loans are sold, assigned or transferred by the Insured, coverage under this Policy will not continue on such loans unless the Company consents in writing to the continuation of coverage. If the Company does not consent, then termination of coverage on such loans under this Section shall be effective as of the date of sale, assignment or transfer and there shall be no refund of premium.

4.7	Examinations and Audits--

(a)
Set-up File Variances and Remedies--The Set-up File may contain some loans not included in the Bid File and may not contain some loans included in the Bid File. If, within thirty (30) days from its receipt of the initial premium payment under this Policy, the Company determines that the Set-up File information Materially differs from the information in the Bid File used by the Company for pricing the coverage provided under this Policy, the Company will provide written notice to the Insured of the alleged Material difference and cooperate in good faith with the Insured to address such difference. A variance of the Total Initial Principal Balance of the Covered Loans from the Bid File to the Set-up File, shall not, in and of itself, be considered a Material difference; however, variances in individual loan characteristics may be Material on a case-by-case basis.

(i)	In the event a cure is not agreed upon between the Insured and the Company within thirty (30) days after

EXHIBIT 10.14

such notice, the Company will be entitled, at its option, within fifteen (15) days after expiration of such thirty (30) day period, to

(A)	adjust its premium rate on all Covered Loans to reflect the risk of the actual Covered Loans insured using the same pricing methodology used to price the loans included in the Bid File, or

(B)	reject coverage on the loans with respect to which the Set-up File contains information Materially different from the information in the Bid File, and include such loans on the Reject File, or

(C)	request substitutions of loans consistent with the Bid File.

(ii)
If the Company chooses to adjust its premium rate pursuant to subsection (a)(i)(A) above, and if the Insured does not agree that the adjusted premium reflects the risk of the actual loans to be insured, then no later than fifteen (15) days after notice is given to the Insured, the Insured may cancel this Policy retroactive to the Policy Effective Date. Such cancellation will apply to all Covered Loans regardless of Default status. The Company shall have no liability for any Claim under this Policy, including any Claim arising out of a Default in existence at cancellation. The Company shall promptly refund to the Insured all premiums paid in connection with this Policy. If the Company has paid a Claim with respect to any Covered Loan, the Insured shall promptly refund to the Company the amount of the Insurance Benefit paid.

(iii)
If the Company chooses to reject coverage on loans having Materially different information, or if the Company chooses to request substitution and the Insured has not substituted loans consistent with the Bid File to the Company's satisfaction within thirty (30) days after notice from the Company,

(A)	the Company shall promptly refund to the Insured all premiums paid on the rejected loans or Covered Loans, as applicable, and

(B)	the Insured shall promptly refund to the Company the amount of any Insurance Benefit paid, and

(C)	the Company shall have no liability under this Policy for any Claims, including any Claim arising out of a Default then in existence on the rejected loan or Covered Loan, as applicable.

(b)	Due Diligence Review and Remedies--

(i)
The Company will have the right to perform a due diligence review of Origination Files on a reasonable sample of Covered Loans at any time prior to the twelve (12) month anniversary of the Effective Date of this Policy with respect to a Bulk Policy or the Policy Settlement Date of an Accumulation Policy, provided that the Company notifies the Insured in writing of its intent to perform such a review. This Section 4.7(b) shall not apply to a Flow Policy. Notice of a due diligence review shall be directed as specified in the Commitment Letter. Due diligence reviews shall be conducted in the Company's offices utilizing physical or electronic images of the Origination Files. The purpose of any such due diligence review shall be limited to confirming that the Covered Loans comply with the Insured's representations as set forth in Section 2.3 (Representations of Insured) of this Policy. The Insured is required to provide the identified Origination Files to the Company within sixty (60) days of the Company's written notice. If the Insured fails to provide one or more Origination Files within such sixty (60) day period, the Company will promptly provide a second notice to the Insured, allowing the Insured to provide the missing Origination Files within an additional thirty (30) day period. If the Insured fails to provide the identified Origination Files to the Company within such additional thirty (30) day period, the Company and the Insured agree to meet within ten (10) Business Days to reach a mutually agreeable resolution. If no mutually agreed upon resolution can be reached, the Company may issue a Company Initiated Cancellation with respect to any Covered Loans for which Origination Files were not provided and there shall be no refund of premium. The Company's failure to use this right to perform due diligence shall in no way reduce, preclude or eliminate any of its other rights under this Policy.

(ii)	If the Company determines, based on a due diligence review, that a Covered Loan does not Materially

EXHIBIT 10.14

comply with the Insured's representations as set forth in Section 2.3 (Representations of Insured) of this Policy, the Company will provide written notice to the Insured of the alleged breach and the Insured will attempt to cure the breach. In the event a cure is not effected to the Company's satisfaction within thirty (30) days after such notice, the Company will be entitled, within fifteen (15) days after expiration of such thirty (30) day period, to

(A)	adjust its premium rate on all Covered Loans to reflect the risk of the actual Covered Loans insured using the same pricing methodology used to price the loans included in the Bid File, or

(B)	issue a Rescission on the non-complying Covered Loans, or

(C)	request substitutions of loans consistent with the Insured's representations.

(iii)
If the Company chooses to adjust its premium rate pursuant to subsection (b)(ii)(A) above, and if the Insured does not agree that the adjusted premium reflects the risk of the actual Covered Loans insured, then no later than forty-five (45) days after such notice is given to the Insured, the Insured may cancel the Policy retroactive to the Policy Effective Date. Such cancellation will apply to all Covered Loans regardless of Default status. After such cancellation, the Company shall have no liability for any Claim under this Policy. The Company shall promptly refund to the Insured all premiums paid in connection with the Covered Loans. If the Company has already paid an Insurance Benefit with respect to any Covered Loan, the Insured shall promptly refund to the Company the amount of the Insurance Benefit paid.

(iv)
If the Company chooses to issue a Rescission on the non-complying Covered Loans pursuant to subsection (b)(ii)(B), or if the Company chooses to request substitution pursuant to subsection (b)(ii)(C) and the Insured has not substituted loans consistent with its representations to the Company's satisfaction within thirty (30) days after notice from the Company, with respect to such Covered Loans

(A)	the Company shall promptly refund to the Insured all premiums paid, and

(B)	the Insured shall promptly refund to the Company the amount of any Insurance Benefit paid, and

(C)	the Company shall have no liability under this Policy for any Claim, including any Claim arising out of a Default then in existence on the applicable Covered Loan.

(c)
Examinations and Requests for Origination Files and Servicing Files - At any time prior to the Insured filing a Claim pursuant to Section 8.1 (Claim Filing), the Company will have the right to request from the Insured copies of individual Origination Files and/or Servicing Files as specifically needed by the Company to perform quality control reviews or investigations. The Insured is required to provide such Origination Files and/or Servicing Files within sixty (60) days of the date of the Company's written request, provided, however, that if the Company requests in any one month files for more than three percent (3%) of the number of Covered Loans currently insured under this Policy, the Insured and the Company shall agree on the timing for production of such files. If the Insured fails to provide a copy of an Origination File and/or Servicing File within such sixty (60) day period, the Company will promptly provide a second notice to the Insured, allowing the Insured to provide the Origination File and/or Servicing File within an additional thirty (30) day period. If the Insured fails to make the identified Origination File and/or Servicing File available to the Company within such additional thirty (30) day period, the Company may cancel coverage on the related Covered Loan and there shall be no refund of premium.

(d)
Examinations of Servicing and Loss Mitigation--The Company shall have the right to perform periodic examinations of the Insured and its Servicer to confirm that servicing and loss mitigation actions are being performed by the Servicer consistent with this Policy. The Insured and the Servicer shall actively cooperate with and assist the Company in performing periodic examinations. In the event such reviews identify Material noncompliance, upon written notice by the Company to the Insured, the Insured will exercise its best efforts to remedy such noncompliance and cause the identified servicing deficiencies to be corrected. In the event the deficiencies are not corrected to the Company's satisfaction, the Company shall have the right to (i) withdraw its approval of the Servicer pursuant to Section 4.5(b) (Change of Servicing), or (ii) adjust any Claim as provided in Section 6.3 (Breach of Conditions and Insured's Obligations).

EXHIBIT 10.14

4.8
Co-ordination and Duplication of Insurance Benefits--The coverage under this Policy shall be excess over any other mortgage guaranty insurance that may apply to a Covered Loan, regardless of the type of or the effective date of such other coverage.

4.9
Insurance Benefit File-- The Insurance Benefit File will be delivered by the Company to the Insured by the fifth (5th) Business Day of the month following the month to which it relates and in the format and manner specified in the Operations Manual. This file is used to provide the Insured with loan level Insurance Benefit payment information, including, but not limited to, the amount and date of Insurance Benefits paid by the Company under this Policy.

4.10
Premium Payable File-- If the applicable premium is a monthly premium, the Premium Payable File will be delivered by the Insured to the Company by the last Business Day of the month following the month to which it relates and in the format and manner specified in the Operations Manual. If the applicable premium is an annual premium, the Premium Payable File will be delivered by the Insured to the Company by the last Business Day of the month following the anniversary of the applicable Coverage Effective Date. If the applicable premium is a single premium, the Premium Payable File will be delivered by the Insured to the Company within ten (10) days of the Insured's delivery to the Company of the Set-up File. The Premium Payable File is used to provide the Company with loan level information regarding premium payments being made by the Insured in connection with Covered Loans.

4.11Premium Refund File - The Premium Refund File will be delivered by the Company to the Insured within one (1) Business Day of remitting any premium refund to the Insured. Premium refunds may be remitted daily, weekly or monthly. The file will be delivered in the format and manner specified in the Operations Manual. This file is used to provide the Insured with loan level premium refund information, including, but not limited to, the amount of and reason for all premiums refunded by the Company under this Policy, as well as the date of the event giving rise to each premium refund. All premium refunds must be remitted to the account or address specified in writing by the Insured in the Operations Manual. No premium refund may in any way be added to, intermingled with, or offset from Insurance Benefits. The Company acknowledges that the Insured deposits all payments immediately on receipt and, accordingly, the Company agrees that the receipt and deposit of any premium refund by the Insured does not constitute acceptance by the Insured of the reason for the refund. For example, if the reason for the premium refund was a Rescission, such Rescission shall continue to be subject to appeal pursuant to Section 8.9 (Appeal of Adverse Actions).

4.12
Reconciliation File - The Reconciliation File will be delivered by the Company to the Insured by the fifth (5th) Business Day following a Reconciliation Event and in the format and manner specified in the Operations Manual. This file is used to provide the Insured with loan level information necessary to periodically reconcile with the Company the Covered Loans insured under this Policy at a point in time, including, but not limited to if applicable, the remaining Covered Loan population, the remaining Deductible Amount, the remaining Aggregate Loss Limit, and the Aggregate Loss Limit Step Down.

4.13
Reconciliation - At least ninety (90) days prior to the expected occurrence of a Reconciliation Event, the Company will deliver to the Insured a Reconciliation File. Within thirty (30) days of its receipt of a Reconciliation File, the Insured will identify any variances from the data in its systems and notify the Company in writing of any such variances. Within thirty (30) days of its receipt of the Insured's written notice of any variances, the Company and the Insured must reconcile the variances and agree to such reconciliation in writing (“Reconciliation Agreement”). The Reconciliation Agreement will be definitive and form the binding basis of any subsequent reconciliation. If a reconciliation is still in process and the Company reasonably determines that the Maturity Date has been reached or the Aggregate Loss Limit has been exhausted, the Company shall suspend paying Insurance Benefits until the reconciliation is complete and any such suspension shall toll the application of Section 8.7 (Failure to Timely Pay Insurance Benefit).

5	Termination and Cancellation--

5.1 Termination of Coverage on a Covered Loan--

(a)	Provided that all applicable premiums have been paid with respect to a Covered Loan, coverage shall continue until, and shall automatically terminate upon, the first to occur of the following events:

(i)	the Covered Loan is paid in full;

(ii)	the Company pays the Insured the Insurance Benefit with respect to the Covered Loan, or, if applicable per

EXHIBIT 10.14

the Declarations Page, the Insurance Benefit is charged to the Deductible Amount with respect to the Covered Loan;

(iii)
the Covered Loan is required to be and is repurchased from the Insured by a Person pursuant to a written agreement as that agreement is in effect between the Insured and such Person at the time of acquisition of the Covered Loan by the Insured;

(iv)	the Insured sells, assigns or transfers the Covered Loan without obtaining consent of the Company to continue coverage under this Policy pursuant to Section 4.6 (Change of Insured); or

(v)	the Company issues a Rescission or Company Initiated Cancellation with respect to the Covered Loan pursuant to its rights under this Policy.

(b) The Insured shall provide notice to the Company within sixty (60) days of the termination date specified in subsection (a)(i), (a)(iii), or (a)(iv).

(c) If coverage is terminated pursuant to subsection (a)(iii), that portion of an annual premium or a single premium attributable to coverage after such termination shall be refunded to the Insured within thirty (30) days of termination of coverage in accordance with the Company's published refund schedule in effect on the Policy Effective Date. The Insured shall not be entitled to any refund of premium if coverage terminates pursuant to subsection (a)(i), (a)(ii), or (a)(iv) or if premiums are paid monthly.

5.2
Termination of Policy Prior to Exhaustion of Aggregate Loss Limit - If a Maturity Date is applicable per the Declarations Page and any applicable Aggregate Loss Limit has not been reached, this Policy will automatically terminate on the Maturity Date. If the Company believes that the Maturity Date has occurred, it will provide the Insured with the Reconciliation File and cease paying Insurance Benefits until the reconciliation specified in Section 4.13 (Reconciliation) is complete. Upon termination:

(a)	No additional premiums under this Policy shall be due or payable, except in the case of a monthly premium, any premium due for the month in which termination occurs shall be paid;

(b)
Subject to subsections (a) and (e) of this Section 5.2, the Insured is relieved of any and all obligations and waives any and all rights it has under this Policy with respect to any Covered Loan, except that any Covered Loan in Default on the Maturity Date shall remain covered under this Policy until it cures, in which case the Company shall have no liability for any Claim arising out of any subsequent Default;

(c)	In the case of an annual premium, the Company shall refund to the Insured the pro-rated portion of such premium related to the months following termination;

(d)
Subject to subsection (c) and (e) of this Section 5.2, the Company is relieved of any and all obligations and waives any and all rights it has under this Policy with respect to any Covered Loan, except that any Covered Loan in Default on the Maturity Date shall remain covered under this Policy until it cures, in which case the Company shall have no liability for any Claim arising out of any subsequent Default; and

(e)
With respect to any Covered Loan in Default on the Maturity Date where the Company issues a Claim Denial or Rescission, or adjusts the Claim Amount or curtails the Insurance Benefit, before or after the Maturity Date, the Insured may still appeal the adverse action pursuant to Section 8.9 (Appeals of Adverse Actions) and, if the Insured's appeal is successful, the Company will pay the applicable amount within the remaining Claim Settlement Period.

5.3
Termination of Policy Upon Exhaustion of Aggregate Loss Limit - If an Aggregate Loss Limit is applicable per the Declarations Page, this Policy will automatically terminate on the last day of the month in which the Aggregate Loss Limit is reached. If the Company believes that the Aggregate Loss Limit has been reached, it will provide the Insured with the Reconciliation File and cease paying Insurance Benefits until the reconciliation specified in Section 4.13 (Reconciliation) is complete. Upon termination:

(a)	No additional premiums under this Policy shall be due or payable, except in the case of a monthly premium, any premium due for the month in which termination occurs shall be paid;

EXHIBIT 10.14

(b)
Subject to subsection (a) of this Section 5.3, the Insured is relieved of any and all obligations and waives any and all rights it has under this Policy with respect to any Covered Loan, whether in Default or not, whether a Claim has been filed or not, and whether an Insurance Benefit has been paid or not;

(c)	In the case of an annual premium, the Company shall refund to the Insured the pro-rated portion of such premium related to the months following termination;

(d)
Subject to subsection (c) of this Section 5.3, the Company is relieved of any and all obligations and waives any and all rights it has under this Policy with respect to any Covered Loan, whether in Default or not, whether a Claim has been filed or not, and whether an Insurance Benefit has been paid or not;

(e)	The Insured withdraws any Claims filed on or prior to the date of termination that are still pending as of the date of termination, and will file no Claims after the date of termination; and

(f)
With respect to any Covered Loan where the Company issued a Rescission pursuant to Section 2.4 (Company's Remedies for Misrepresentation) prior to the date of termination, neither the Insured nor any of the Insured's predecessors or successors in interest may rebut the Rescission and coverage will not be reinstated.

5.4
Cancellation of Coverage on a Covered Loan by the Insured--Except as provided in Section 5.1 (Termination of Coverage on a Covered Loan), the Insured may not cancel coverage on a Covered Loan unless permitted in writing by the Company. Cancellation of coverage on a Covered Loan will not cancel this Policy.

5.5	Cancellation of Policy by the Company--

(a)
With respect to an Accumulation Policy or a Bulk Policy, the Company may not cancel this Policy so long as premiums have been paid in accordance with this Policy and coverage on any Covered Loan remains in force.

(b)
With respect to a Flow Policy, the Company may cancel this Policy on ninety (90) days prior written notice to the Insured; provided, however, that Covered Loans with a Coverage Effective Date prior to the cancellation date of this Policy shall continue to have coverage so long as all premiums are paid pursuant to, and subject to all other terms and conditions of, this Policy, and further provided that loans on which an initial loan application has been received by a Loan Originator prior to such cancellation date will be eligible to become a Covered Loan, but loans for which such application is received after such date will not be so eligible. After receipt of the notice, the Insured shall not enter into any new contracts to purchase loans that will be insured under this Policy.

5.6
Cancellation of Policy by the Insured5.3 Cancellation of Policy-- With respect to an Accumulation Policy, a Bulk Policy, or a Flow Policy, the Insured may cancel this Policy if the Company ceases to be Qualified and provides thirty (30) days prior written notice to the Company. In the event of such cancellation, the effective date of the cancellation will be deemed to be the Maturity Date and the Policy will terminate in accordance with Section 5.2 (Termination of Policy Prior to Exhaustion of Aggregate Loss Limit), provided, however, that if a single premium was paid and there is no actual Maturity Date, the unearned portion of the single premium, calculated in accordance with the Company's published refund schedule in effect on the Policy Effective Date, will be refunded to the Insured.

6 Exclusions from Coverage

Even if a particular Covered Loan satisfies the Eligibility Criteria, the Company shall not be liable for, and the Policy shall not apply to, extend to, or cover a Claim on such loan to the extent it is described in one of the Exclusions listed in this Section 6. In the event a Covered Loan is excluded from coverage under this Section 6, the Company shall be entitled to issue a Company Initiated Cancellation or Claim Denial, as appropriate, and, if it does so, will promptly refund all premiums for such loan for the period following the occurrence of the event giving rise to the Exclusion.

6.1
Assumptions - Any Claim if a Covered Loan is assumed and the Borrower is released from liability under the Covered Loan unless (i) the Insured approved such assumption and release in advance; or (ii) the Insured, under the Covered Loan or Applicable Law, cannot exercise a "due‑on‑sale" clause; or (iii) the Insured is obligated to consent to such assumption under the terms of the Covered Loan or Applicable Law; or (iv) the Servicing Guide provides for such assumption.

EXHIBIT 10.14

6.2 Balloon Payment--Any Claim arising out of or in connection with the failure of the Borrower to make any payment of principal and/or interest due under a Covered Loan, which payment becomes due when the Insured exercises its right to call the Covered Loan when not in Default or because the term of the Covered Loan is shorter than the amortization period, and which payment is for an amount more than twice the regular periodic payment of principal and interest that is set forth in the Covered Loan (commonly referred to as a "Balloon Payment"); provided, however, that this Exclusion shall not apply if the Insured or its Servicer offers the Borrower unconditionally and in writing, before the due date of the Balloon Payment, a renewal, refinance, or extension of the Covered Loan or a new loan in accordance with the Servicing Guide and the Borrower declines to accept such renewal, refinancing or extension, or new loan.

6.3 Breach of Conditions and Insured's Obligations--Any Claim involving or arising out of any breach by the Insured of its obligations under, or its failure to comply with, Section 4 (Administration of Policy) and Section 7 (Loss Mitigation) of this Policy, or of its obligations as imposed by operation of law, if the breach or failure

(a)	materially contributed to the Default resulting in such Claim, or,

(b)
increased the Company's loss, provided that if the Company can reasonably determine the amount of such increase, the Company will not issue a Claim Denial, but the Claim Amount will be reduced to the extent of such amount.

6.4 Down Payment--Any Claim involving a Covered Loan which is for the purchase of the Property and for which the Borrower did not make the down payment, if any was required by the Insured, from Borrower's Own Funds, as described in the Application or the final HUD-1 settlement statement executed in connection with the origination of the Covered Loan.

6.5 Effective Date and Cancellation--Any Claim resulting from a Default occurring

(a)    before the Policy Effective Date, or

(b)    before the Coverage Effective Date for the Covered Loan, or

(c)    after the cancellation of this Policy, or

(d)    after the Lapse Date applicable to the Covered Loan (unless coverage is reinstated pursuant to Section 3.2
(Lapse of Coverage for Covered Loan for Failure to Pay Subsequent Premium), or

(e)    after coverage with respect to the Covered Loan is terminated, cancelled, or rescinded.

6.6 Incomplete Construction--Any Claim when, as of the date of such Claim, construction of the Property had not been completed in accordance with the Appraisal obtained, or the construction plans and specifications approved, at the time the Covered Loan was originated or on which the Original Value was based.

6.7 Ineligible Loan--Any Claim with respect to a loan that does not satisfy the Eligibility Criteria set forth in the Eligibility Criteria Schedule.

6.8 Monthly Servicing Report--Any Claim if the information contained in a Monthly Servicing Report relating to the particular Covered Loan is false or misleading in any material respect as of the date of the Monthly Servicing Report or omits to state any fact necessary in order to make such information not false or misleading in any material respect as of such date, provided the Company relied on such false or misleading statement or omission in continuing coverage on the related Covered Loan prior to correction of such statement or omission, and further provided that if the Company can reasonably determine the amount by which the Claim Amount was increased by the error in the Monthly Servicing Report, the Company will not issue a Claim Denial, but the Claim Amount will be reduced to the extent of such amount.

6.9 No First Deed of Trust--Any Claim if the Covered Loan is not secured by a First Deed of Trust as of the date the Covered Loan is closed.

6.10 Physical Damage--Any Claim in which there is Physical Damage to the Property occurring or manifesting itself after the date on which the related Covered Loan is closed and the Physical Damage is the principal cause of the Default. This exclusion shall not apply if the Insured restores (or causes to be restored) the Property to its fully-completed condition as reported in the Original Value, reasonable wear and tear excepted, prior to the payment of the Insurance Benefit.

EXHIBIT 10.14

If the Physical Damage is not the principal cause of the Default (i.e., a complete exclusion does not apply) and the Insured has not restored (or caused to be restored) the Property to its fully-completed condition as reported in the Original Value, reasonable wear and tear excepted, the Company shall reduce the Claim Amount by an amount equal to the cost required to restore the Property to its condition as reported in the Original Value, reasonable wear and tear excepted. Cost estimates relied upon by the Company shall be provided in writing by an independent party selected by the Company without objection by the Insured. Upon request, the Company shall furnish to the Insured a written estimate of the cost of restoration.

6.11 Pre-Existing Environmental Impairment6.14 Environmental Impairment--Any Claim to the extent of any Environmental Impairment to the Property which has not been removed or remedied in accordance with Applicable Law and which

(a)
existed on or prior to the date on which the related Covered Loan was closed (whether or not known to the Borrower, Insured, or Servicer) if the existence of the Environmental Impairment was not disclosed in the Application and

(b)	was the principal cause of the Default and has made the principal Residential structure on the Property not Habitable.

6.12 Release of Indebtedness--Any Claim if, under Applicable Law, the Borrower did successfully assert any defense against the Insured, or could have asserted any defense against the Insured that would be reasonably likely to prevail, in view of then-current legal precedent in the applicable jurisdiction, so as to release in whole or in part the Borrower's obligation to repay the Covered Loan provided, however, that

(a)	this Exclusion shall only apply to the extent and amount of such release, and

(b)
this Exclusion shall not apply where the release of the Borrower is the result of the Covered Loan having been divided into secured and unsecured portions pursuant to proceedings under the federal bankruptcy laws (a so-called Chapter 13 “cram-down”) so long as all other conditions of this Policy have been met, and

(c)
in the event the Borrower failed to assert a defense, the Company has the burden of proof to show that the Borrower would have been reasonably likely to prevail if it had asserted a defense against the Insured.

6.13 Residential Property--Any Claim where the Property securing the loan was not Residential on the Coverage Effective Date or the date the Claim was submitted, provided that if the Company can reasonably determine the amount by which the Claim Amount was increased because the Property was not Residential on the date the Claim was submitted, the Company will not issue a Claim Denial, but the Claim Amount will be reduced to the extent of such amount.

6.14 Negligence - Any Claim that arises out of the negligence of a First Party, which negligence (a) materially contributed to the Default resulting in such Claim, or (b) increased the Claim Amount, provided that if the Company can reasonably determine the amount of such increase, the Company will not issue a Claim Denial, but the Claim Amount will be reduced to the extent of such amount.

7
Loss Mitigation--Except as provided in Section 7.2(a) (Modification of Covered Loans Not in Default and Not at Risk of Imminent Default) and unless otherwise provided for in the Commitment Letter, this section shall apply to all Covered Loans in Default and at risk of imminent Default.

7.1 Loss Mitigation - The Insured shall, and shall cause the Servicer to, use its commercially reasonable efforts to limit and mitigate loss by adhering to the Servicing Guide. In addition:

(a)
The Insured shall not administer or apply its Servicing Guide guidelines for loss mitigation to Covered Loans in a manner that is inconsistent with or different from such administration or application of such guidelines to any non-insured loan, if such inconsistency or difference may (i) materially contribute to a Default and result in a Claim or (ii) increase the Claim Amount.

(b)
The Insured shall actively cooperate with and assist the Company to prevent and mitigate a loss, including good faith efforts by the Insured to, as appropriate: obtain a cure of the Default; collect monies due under the Covered Loan; pursue one or more of the loss mitigation actions specified in Section 7.2 (Specific Loss Mitigation Actions); inspect and appraise the Property; and effectuate the early disposition of the Property.

EXHIBIT 10.14

If the Company issues a Claim Denial or reduces the Claim Amount in accordance with Section 6.3 (Breach of Conditions and Insured's Obligations) for failure of the Insured to materially comply with this Section 7, the Company must specify the amount of and reason for the action in its estimate of benefits.

Subject to the prior written approval of the Insured, at any time following a notice of Default on a Covered Loan, the Company may advance to the Insured or its Servicer, a partial Insurance Benefit on terms and conditions specified by the Company. If, in such case, the existing coverage is maintained, the amount of such Claim advance will be added to the Aggregate Loss, if applicable, and subtracted from any future Insurance Benefit with respect to such Covered Loan.

7.2 Specific Loss Mitigation Requirements--Subject to the terms specified below, the Insured must pursue as appropriate and in accordance with the Servicing Guide one or more of the following loss mitigation actions. Such pursuit does not require the Company's prior approval. Any and all loss mitigation actions undertaken by the Insured in accordance with this Section 7.2 and in accordance with the Servicing Guide are deemed approved by the Company and, except for breaches by the Insured of its obligations under, or its failure to comply with Section 7 (Loss Mitigation), no Claim Denial or reduction of the Claim Amount will result therefrom.

(a)
Modification of Covered Loans Not in Default and Not at Risk of Imminent Default-The terms of a Covered Loan not in Default and not at risk of imminent Default may be changed by agreement between the Insured and a Borrower and without the prior approval of the Company, and the Borrower may retain possession of the Property, if all of the following conditions are met:

(i)	no broker's price opinion or Appraisal of the Property shall be required, and

(ii)
any extension of the loan term may not result in a total loan term in excess of four hundred eighty (480) months from the origination date (that is, including the months the Covered Loan has already been in existence), and

(iii)	fixed-rate Covered Loans must remain fixed-rate, except for step-rate Covered Loans, and

(iv)	the Borrower's financial position must be improved, and

(v)	the unpaid principal balance of the Covered Loan after Modification may not exceed the unpaid principal balance prior to Modification.

Unless advance written approval is provided by, or obtained from, the Company, including approval in the Commitment Letter applicable to all Covered Loans insured under the Policy, the Insured may not make any change in the terms of a Covered Loan other than those specified above; nor make or permit to be made any change in the Property or other collateral securing the Covered Loan; nor release the Borrower from liability on a Covered Loan.

(b) Appropriate Proceedings - the Insured must refer Covered Loans to an attorney for the commencement of Appropriate Proceedings in accordance with the Servicing Guide unless Applicable Law precludes such action. Once begun, Appropriate Proceedings must be diligently pursued, provided, however, that a foreclosure sale may be postponed in order to complete a workout transaction with the Borrower(s), if the Insured is then currently involved in a workout with the Borrower(s) that the Insured reasonably anticipates will reduce the likelihood of a Claim.

(c) Modification of Covered Loans in Default or at Risk of Imminent Default - With respect to Covered Loans in Default or at risk of imminent Default, the Insured may make any change: (i) in the terms of a Covered Loan, including, but not limited to, reduction of the interest rate, capitalization of delinquent interest, extension of the loan term, forbearance of principal, and/or forgiveness of principal; (ii) in the Property or other collateral securing a Covered Loan; (iii) that is permitted by the terms of a Covered Loan; or (iv) that is required by Applicable Law. In the event a Covered Loan is modified and the unpaid principal balance is changed, the premium rate shall remain the same as it was before the Covered Loan was modified, but such rate will be applied to the modified unpaid principal balance.

In the event a Covered Loan is modified and such Modification includes principal forgiveness (i.e., a permanent reduction in the Covered Loan's unpaid principal balance), and such modified loan later Defaults and a Claim is submitted and perfected, the Insured shall include in the Claim Amount the amount by which the unpaid principal balance of the Covered Loan was forgiven, and the Company will pay the corresponding Insurance Benefit; provided,

EXHIBIT 10.14

however, that the Insured shall separately pay to the Company in a lump sum, promptly upon notice by the Company, premium on the forgiven unpaid principal balance (at the rate applicable to the Covered Loan) from the date the Covered Loan was modified through the date of Default.

(d) Third-Party Sales by the Borrower - The Insured may consent to a Third-Party Sale of the Property by the Borrower with respect to a Covered Loan prior to a foreclosure sale. Such consent by the Insured shall neither constitute nor be deemed an acknowledgement of liability by the Company with respect to such Covered Loan.

(e) Deeds-in-Lieu of Foreclosure - The Insured may accept a voluntary conveyance of the Property from the Borrower in lieu of foreclosure or other proceeding. Such acceptance by the Insured shall neither constitute nor be deemed an acknowledgement of liability by the Company with respect to such Covered Loan.

(f) Borrower Contributions - If a contribution, either in the form of cash or a promissory note, is obtained from the Borrower in connection with a Third-Party Sale or voluntary conveyance of the Property, the net contribution amount (i.e., net of any commercially reasonable expenses incurred in documenting and collecting such contribution) shall be shared pro rata by the Company and the Insured and distributed after the Total Loss is determined and when the cash is received or when note payments are made by the Borrower over time. The Company's pro rata portion of any Borrower contributions shall be a fraction, the numerator of which shall be the amount of the Insurance Benefit paid, and the denominator of which shall be the amount of the Total Loss.

(g) Repayment Plans - The Insured may consent to all Covered Loan payment arrearages being repaid through increased monthly payments from the Borrower over a specified period.

(h)	Forbearance - The Insured may consent to a temporary reduction or suspension of Covered Loan payments from the Borrower for a specified period.

(i)
Low-Balance Covered Loans - The Insured may choose not to foreclose on Covered Loans where the market value of the Property is less than or equal to thirty thousand dollars ($30,000). In such cases: (i) the Insured is not required to refer the Covered Loan to an attorney for the commencement of Appropriate Proceedings pursuant to subsection (a) of this Section; (ii) the accrual of accumulated delinquent interest includable in any subsequent Claim related to the Covered Loan, otherwise calculable in accordance with Section 8.5 (Calculation of Claim Amount), will be suspended as of the Date of Default; and (iii) no Claim with respect to such Covered Loan may be filed with the Company unless a Third-Party Sale by the Borrower is completed within four (4) years from the Date of Default.

(j)	Foreclosure Bidding-At foreclosure, the Insured will bid in accordance with the Insured's Servicing Guide.

(k)	Advances - The Insured must advance, each as due and payable, unless otherwise prohibited by Applicable Law, the following:

(i)	normal and customary hazard and/or homeowner's insurance premiums as required by the Servicing Guide;

(ii)	taxes, assessments and other public charges imposed on the Property;

(iii)	solely in instances of Default, commercially reasonable and necessary expenses for protection and preservation of the Property;

(iv)
condominium fees, homeowner association dues and other pro-rated portions of shared fees related to the common areas attendant to the Property, to the extent ascertainable and necessary to maintain the priority of the first lien;

(v)
if the Covered Loan is secured by a Cooperative Property, maintenance fees, cooperative association dues and other pro-rated portions of shared fees related to the common areas attendant to the Cooperative Property, to the extent ascertainable; and

(vi)
commercially reasonable and necessary expenses to complete Appropriate Proceedings, including court costs, actual attorney's fees, and the cost to evict occupants (including moving expenses where required by Applicable Law to be paid by the evicting party).

EXHIBIT 10.14

8 Claim Filing and Settlement--It is a condition to the Company's obligation to pay a Claim that the Insured comply with all of the following:

8.1 Claim Filing--

(a)	Claim Submission. A Claim must be submitted by the Insured to the Company within sixty (60) days of the date a Third-Party Sale or REO Sale is closed.

(b)
Required Documentation. Claims may either be submitted electronically or the Company may be required to retrieve Claims directly from the Insured's systems. Claims may reference one or more Covered Loans and must include the following with respect to each Covered Loan:

(i)	Covered Loan/Insured loan number;

(ii)	mortgage guaranty insurance certificate number;

(iii)	Property address;

(iv)	Claim Amount and Insurance Benefit calculations;

(v)	date the Third-Party Sale or REO Sale closed;

(vi) statement showing net proceeds of Third-Party Sale or REO Sale; and

(vii) complete Origination File and complete Servicing File.

(a)
Claim Perfection. The Claim shall be considered perfected when the Company receives the items listed in subsection (b), unless within twenty (20) days thereafter the Company requests from the Insured those required items in subsection (b) that were not received, in which case the Claim Settlement Period shall be suspended until the Company receives all such missing items. The Claim shall be considered perfected on the date the Company receives all such missing items. If the Company does not receive any missing items within thirty (30) days of its request, the Company will promptly send a courtesy reminder notice to the Insured. No Claim Denial may be issued by the Company for failure of the Insured to produce all items listed in subsection (b) in less than one hundred twenty (120) days following the Claim filing date.

(b)
Failure to Perfect Claim. If the Insured files a Claim within the time required by subsection (a) but such Claim is not perfected within one hundred twenty (120) days of its filing, irrespective of any request by the Company for items under subsection (b) and irrespective of any interim suspension of the Claim Settlement Period, then the Company will issue a Claim Denial and explain the reason for such denial on the explanation of benefits.

(c)
Waiver of Insurance Benefits. If the Insured fails to file a perfected Claim within the time required by subsection (c), but does file a perfected Claim within one (1) year after the applicable event described in subsection (a), the Company shall re-open and process such perfected Claim under this Policy; however, there shall be no further interest or Advances included in the Claim Amount for periods following the subsection (a) deadline to file the Claim. If the Insured fails to file a perfected Claim within the one (1) year period specified, such failure shall be deemed an election by the Insured to waive its right to any Insurance Benefit under this Policy with respect to such Covered Loan.

EXHIBIT 10.14

8.2 Conditions Precedent to Claim Settlement--The following procedures shall constitute conditions precedent to, and additional limitations upon, the Company's obligation to pay Insurance Benefits under this Policy.

(a)
Third-Party Sales by the Borrower-If the Covered Loan is in Default or Default is imminent and the Borrower receives any third-party offer to purchase the Property prior to a trustee's sale or foreclosure sale, the Insured may, but does not have to, approve a Third-Party Sale pursuant to Section 7.2(d) (Third-Party Sales by the Borrower). If the Insured approves such sale, the Insurance Benefit shall be paid pursuant Section 8.5(a) (Third-Party Sales and Approved REO Sales).

(b)
Third-Party Sales at Foreclosure-In the event of a Third-Party Sale at a trustee's sale or foreclosure sale, the Insurance Benefit shall be paid pursuant to Section 8.5(a) (Third-Party Sales and Approved REO Sales).

(c)
REO Sales--In the event the Insured receives any third-party offer to purchase the Property after the Insured has acquired Borrower's Title and the Insured desires to accept such offer, the Insured shall promptly notify the Company in writing of the terms of such offer. The Company shall either approve or disapprove the offer within five (5) Business Days of receipt of notice of such offer by the Company and such approval or disapproval shall be final. In the event the Company fails to respond within five (5) Business Days, the Company shall be deemed to have approved the offer. Approval by the Company may not unreasonably be withheld.

If the Company approves or is deemed to have approved the REO Sale, the Insurance Benefit shall be paid pursuant to Section 8.5(a) (Third-Party Sales and Approved REO Sales). If the Company disapproves the REO Sale, the Company must acquire the Property and the Insurance Benefit shall be paid pursuant to Section 8.5(b) (Disapproved REO Sales).

In the event the Property is inadvertently sold by the Insured without first seeking the Company's approval, for an amount that the Company determines based on reasonable evidence (e.g., Appraisal or broker's price opinion) was less than the market value of the Property, the Company will not issue a Claim Denial and the Claim Amount shall still be calculated pursuant to Section 8.4(a) (Loss-on-Sale Calculation); provided, however, that the gross sales price shall be the market value of the Property obtained by the Company. For example, if the Property sold for $100,000 with closing costs of three (3) percent (i.e., net proceeds of $97,000) and the market value of the Property obtained by the Company was $125,000, then the net REO Sale proceeds would equal $121,250 (i.e., $125,000 less $3,750) for purposes of calculating actual loss. If requested by the Insured, the Company must provide to the Insured a copy of the document evidencing the market value of the Property that it obtained.

(d)
Lease of Property - The Company acknowledges that the Insured may lease the Property to the Borrower or to a third-party following a foreclosure sale or a voluntary conveyance by the Borrower, in which case the marketing and sale of the Property will be delayed until the lease is terminated.

(e)
Marketing Information and Access to the Property--Following acquisition of Borrower's Title by the Insured and extending until the last day of the Claim Settlement Period, the Insured shall authorize its agent, when requested by the Company, to release marketing information for the Property to the Company, and the Insured shall grant the Company reasonable access to the Property in order to inspect and/or value the Property.

(f)
Claims with Primary Coverage - If a Covered Loan has primary mortgage guaranty insurance coverage, the Insured or the Servicer, as applicable, must first submit any claim for loss due under such coverage. This Section 8.2(e) shall not apply if the Covered Loan had primary mortgage guaranty insurance coverage, but such coverage was properly terminated or cancelled as required by Applicable Law or as permitted by the Servicing Guide.

8.3 Selection of Settlement Option--The Company must pursue its Claim investigations and Insurance Benefit payments expeditiously and in good faith.

8.4 Calculation of Claim Amount--

The Claim Amount shall be calculated pursuant to this section.

(a)	The Loss-on-Sale Calculation (in the event of a Third-Party Sale or an approved REO Sale as described in Section 8.5(a) (Third-Party Sales and Approved REO Sales) shall be the sum of:

EXHIBIT 10.14

(i)	the Default Amount, and

(ii)
the amount equal to the sum of (a) interest at the contract rate stated in the Covered Loan computed on the Default Amount from the Date of Default until the date of the Third-Party Sale or REO Sale, and (b) thereafter through the date the Insurance Benefit is paid, interest at the contract rate stated in the Covered Loan computed on the Default Amount as such amount is reduced by the net proceeds of the Third-Party Sale or REO Sale, but excluding late charges or other penalties or changes to the contract rate by reason of Default, provided, however, that in no event will the time for which accumulated delinquent interest is included in the Claim Amount exceed forty five (45) months, and

(iii)
the amount of Advances paid by the Insured pursuant to Section 7.2(k) (Advances) prorated through the date the Claim is submitted, provided, however, that attorney fees shall not exceed: (a) the lesser of five percent (5%) of the Default Amount and the accumulated delinquent interest calculated in (i) and (ii) above, or six thousand dollars ($6,000), for Covered Loans having Default Amounts less than two hundred thousand dollars ($200,000); and (b) three percent (3%) of the Default Amount and the accumulated delinquent interest calculated in (i) and (ii) above for Covered Loans having Default Amounts equal to or greater than two hundred thousand dollars ($200,000), less

(iv)
the amount of all rents and other payments (excluding proceeds of hazard and/or homeowner's insurance) collected or received by the Insured, prior to the earlier of the date the Claim is submitted or required to be submitted, and that the Insured is entitled to retain, which are derived from or in any way related to the Property, and

(v)	the amount of cash remaining in any escrow account as of the last payment date, if such cash secures the debt, and

(vi)	the amount of cash to which the Insured has retained the right of possession as security for the Covered Loan and all sums as to which the Insured has the right of set-off, and

(vii)
the amount paid under applicable hazard and/or homeowner's coverage policies which has not been applied to the cost of restoring and repairing the Property or which has not been applied to the payment of the Covered Loan, and

(viii)	the net proceeds of the Third-Party Sale or REO Sale, consisting of the gross sales price less all reasonable and necessary costs incurred in obtaining and closing the sale, and

(ix)	any amounts claimed by the Insured to the extent they are excluded from the Claim Amount by reason of Section 6 (Exclusions from Coverage) and

(x)
the amount due to the Insured under the terms of any primary mortgage guaranty insurance coverage on the Covered Loan, based on full compliance with the terms of such coverage and irrespective of whether the Insured has actually received such amount.

(b)	The Property Acquisition Calculation (in the event of a disapproved REO Sale as described in Section 8.5(b) (Disapproved REO Sales) shall be the sum of:

(i)	the Default Amount, and

(ii)
the amount equal to interest at the contract rate stated in the Covered Loan computed on the Default Amount from the Date of Default through the date the Insurance Benefit is paid in connection with the Company's acquisition of the Property, but excluding late charges or other penalties or changes to the contract rate by reason of Default, provided, however, that in no event will the time for which accumulated delinquent interest is included in the Claim Amount exceed forty five (45) months, and

(iii)	the amount of Advances paid by the Insured pursuant to Section 7.2(k) (Advances), provided, however, that

EXHIBIT 10.14

attorney fees shall not exceed: (a) the lesser of five percent (5%) of the Default Amount and the accumulated delinquent interest calculated in (i) and (ii) above, or six thousand dollars ($6,000), for Covered Loans having Default Amounts less than two hundred thousand dollars ($200,000); and (b) three percent (3%) of the Default Amount and the accumulated delinquent interest calculated in (i) and (ii) above for Covered Loans having Default Amounts equal to or greater than two hundred thousand dollars ($200,000), less

(iv)
the amount of all rents and other payments (excluding proceeds of hazard and/or homeowner's insurance) collected or received by the Insured, prior to the earlier of the date the Claim is submitted or required to be submitted, and that the Insured is entitled to retain, which are derived from or in any way related to the Property, and

(v)	the amount of cash remaining in any escrow account as of the last payment date, if the Insured has a right to such cash, and

(vi)	the amount of cash to which the Insured has retained the right of possession as security for the Covered Loan and all sums as to which the Insured has the right of set-off, and

(vii)	the amount paid under applicable hazard and/or homeowner's coverage policies which has not been applied to the cost of restoring and repairing the Property or to the payment of the Covered Loan, and

(viii)	any amounts claimed by the Insured to the extent they are excluded from the Claim Amount by reason of Section 6 (Exclusions from Coverage), and

(ix)
the amount due to the Insured under the terms of any primary mortgage guaranty insurance coverage on the Covered Loan, based on full compliance with the terms of such coverage and irrespective of whether the Insured has actually received such amount.

8.5 Insurance Benefit--

(a)
Third-Party Sales and Approved REO Sales-If the Property is sold pursuant to Section 8.2(a) (Third-Party Sales by Borrower), 8.2(b) (Third-Party Sales at Foreclosure), or 8.2(c) (REO Sales) where the Company approved or is deemed to have approved such REO Sale, the Company will pay the Insured, as the Insurance Benefit, the lesser of: (i) the Loan Coverage Percentage multiplied by the Initial Principal Balance; and (ii) the Loss-on-Sale Calculation.

(b)
Disapproved REO Sales - If the Company disapproves an REO Sale pursuant to Section 8.2(c) (REO Sales), the Company must acquire the Property. The Company will pay the Insured, as the Insurance Benefit, the Property Acquisition Calculation and receive in exchange therefore: (i) a duly and properly-executed and recordable deed, in customary form and containing customary warranties and covenants, conveying to the Company or its designee Good and Merchantable Title to the Property; (ii) a title insurance policy or attorney's opinion of title reasonably acceptable to the Company, confirming that the Insured has and can convey to the Company or its designee Good and Merchantable Title to the Property; and (iii) possession of the Property, which is full and undisputed occupancy and control of the Property by the Company. The Company must ensure that such deed is sent to the appropriate local recording office for recordation within sixty (60) days of receipt.

Examples of these Insurance Benefit calculations are provided in Exhibit A.

In addition to the payment of the Insurance Benefit, the Company will: (i) pay whatever recoveries or expenses may be payable to the Insured pursuant to Section 7.2(f) (Borrower Contributions) or Section 9.1 (Subrogation), which amounts will appear as credits or deductions on the explanation of benefits and be paid or charged to the Insured at the same time the Insurance Benefit is paid; and (ii) separately refund any and all premiums paid for coverage after the Date of Default pursuant to Section 4.11 (Premium Refund File)

8.6 Claim Settlement--The Company, within the Claim Settlement Period, shall pay the Insurance Benefit to the Insured.

EXHIBIT 10.14

8.7 Failure to Timely Pay Insurance Benefit--In the event the Company does not pay the Insurance Benefit within the Claim Settlement Period, it shall pay interest on the Insurance Benefit at the following rates:

(a)
if the Insurance Benefit is paid on or before the sixtieth (60th) day following the last day of the Claim Settlement Period, the rate due upon the Covered Loan, commencing on and including the day immediately following the last day of the Claim Settlement Period up to but excluding the date on which the Insurance Benefit is paid; or

(b)
if the Insurance Benefit is paid after the sixtieth (60th) day following the last day of the Claim Settlement Period, the rate due upon the Covered Loan, commencing on and including the day immediately following the last day of the Claim Settlement Period up to and including the sixtieth (60th) day following the Claim Settlement Period, plus the rate due upon the Covered Loan plus ten (10) percentage points (“Penalty Interest”), commencing on and including the day immediately following the sixtieth (60th) day following last day of the Claim Settlement Period up to but excluding the date on which the Insurance Benefit is paid. Penalty Interest shall not be payable on the Insurance Benefit if the Company's failure to pay within sixty (60) days following the last day of the Claim Settlement Period is the result of (i) the failure of payment systems beyond the control of the Company or (ii) a Rescission of coverage with respect to a Covered Loan that the Company later determines to reinstate after receiving additional information from the Insured.

8.8 Discharge of Obligation8.11 Discharge of Obligation--Payment by the Company of the Insurance Benefit due in accordance with this Policy shall be a full and final discharge of the Company's obligation under this Policy with respect to the related Covered Loan.

8.9 Appeals of Adverse Actions - In the event the Company adjusts a Claim Amount, curtails an Insurance Benefit, or issues a Claim Denial, Company Initiated Cancellation, or a Rescission and the Insured believes such action is improper under this Policy, the Insured may appeal such action as follows:

(a)
Insured must submit a reasonably detailed written appeal to the Company within one hundred twenty (120) days of its receipt of the Company's adverse action notice. The appeal must include documentation that supports the Insured's belief that the Company's action was improper.

(b)
The Company must review the documentation and notify the Insured of its decision within sixty (60) days of its receipt of the appeal. If the Company will not reverse the adverse action, its notification to the Insured must include a reasonably detailed explanation. The Company's decision will be final with respect to the stated reason for the adverse action, subject to any arbitration or suit that the Insured may pursue in accordance with Section 9.4 (Arbitration) or Section 9.5 (Suit).

(c)
If a Claim has been filed and the Company reinstates coverage (in the case of Company Initiated Cancellation or a Rescission) or reverses the action (in the case of a Claim Amount adjustment, an Insurance Benefit curtailment, or a Claim Denial), the Claim will be deemed perfected as of the date of the reinstatement or reversal notice and the Company must pay the appropriate Insurance Benefit within the remaining Claim Settlement Period.

8.10 Application of Aggregate Loss Limit - Notwithstanding any other provision of this Policy to the contrary, the Company shall have no liability to pay any Insurance Benefit once the Aggregate Losses paid by the Company equal the Aggregate Loss Limit. Under no circumstances will any interest or Penalty Interest paid on the Insurance Benefit pursuant to Section 8.7 (Failure to Timely Pay Insurance Benefit) be included in the Aggregate Loss. The Insured shall be solely responsible for any losses exceeding the Aggregate Loss Limit, unless and until the Aggregate Losses are reduced below the Aggregate Loss Limit. The Aggregate Loss Limit is subject to reduction pursuant to Section 1.8 (Aggregate Loss Limit Step Down).

8.11 Application of Deductible Amount - Notwithstanding any other provision of this Policy to the contrary, the Company shall have no liability to pay any Insurance Benefit unless and until the Aggregate Losses exceed the Deductible Amount. The Insured shall be solely responsible for the Aggregate Losses up to and including the Deductible Amount. If the Company believes that the Deductible Amount has been reached, it will provide the Insured with the Reconciliation File and not be responsible for beginning to pay Insurance Benefits in cash until the reconciliation specified in Section 4.13 (Reconciliation) is complete.

EXHIBIT 10.14

9 Additional Conditions--

9.1 Subrogation

(a)
Pursuit of Deficiency Judgment - If either the Insured or the Company desires to pursue a Deficiency Judgment against a Borrower in connection with a Covered Loan, the party seeking to pursue such Deficiency Judgment shall contact the other party to determine whether the Deficiency Judgment should be sought for the account of both parties or only for its own account; provided, however, that if under Applicable Law pursuit of a Deficiency Judgment will substantially increase the expenses associated with foreclosure, the Insured shall contact the Company prior to the initiation of a form of foreclosure proceedings that would increase the costs of foreclosure to determine whether a Deficiency Judgment is to be sought and, if so, whether such Deficiency Judgment is to be sought for the account of both parties or only for the account of the Company or the Insured. In connection with the determination regarding pursuit of a Deficiency Judgment, each of the Insured and the Company must provide the other with all information it may have concerning the assets of the Borrower, possible defenses, and other information material to the decision.

(b)
Parties Determination - If the parties determine that the Deficiency Judgment shall be pursued solely for the account of the Company, the Company shall be subrogated to all of the Insured's rights of recovery against the Borrower and any other Person relating to the Covered Loan or the Property with respect to which the Company has paid an Insurance Benefit and shall be responsible for all costs associated with pursuing such Deficiency Judgment. If the parties determine that the Deficiency Judgment shall be pursued solely for the account of the Insured, or if the Company is prohibited by law from pursuing the Deficiency Judgment, the Company shall not be subrogated to any of the Insured's rights of recovery against the Borrower and any other Person relating to the Covered Loan or the Property with respect to which the Company has paid an Insurance Benefit and the Insured shall be responsible for all costs associated with pursuing the Deficiency Judgment. If the parties determine that the Deficiency Judgment shall be pursued for the account of both parties, the Company shall be subrogated pro rata to such rights of recovery and shall be responsible for a pro rata portion of the associated costs. The Company's pro rata portion of recovery rights and associated costs shall be a fraction, the numerator of which shall be the amount of the Insurance Benefit paid, and the denominator of which shall be the amount of the Total Loss.

(c)
Cooperation - The Insured shall cooperate with the Company in any action or proceeding to enforce any rights of recovery or other remedies that the Company may have or may have acquired pursuant to this Section 9.1 (Subrogation) against the Borrower or any other Person and shall refrain from any action, either before or after payment of an Insurance Benefit hereunder, that shall in any manner prejudice such rights.

9.2 Proceedings in Eminent Domain--In the event that part or all of the Property is taken by eminent domain, condemnation or by any other proceedings by a federal, state or local governmental unit or agency, the Insured shall require that the Borrower apply the maximum permissible amount of compensation awarded to reduce the unpaid principal balance of the Covered Loan in accordance with applicable law and the terms of the Covered Loan.

9.3 Notice--

(a) Notices and information to facilitate administration of the Policy shall be sent between the Company and the Insured and/or the Servicer by any means and method mutually agreed to, including by electronic transmission in a format acceptable to all, which shall include: (i) sent by overnight mail or other commercially reasonable method of express delivery, (ii) transmitted in a commercially reasonable, electronic manner (that is, e-mail, posting to a web portal, etc.), or (iii) sent by regular mail, to the person or address and with such copies as are identified in the Operations Manual.

(b)
If the Insured so directs the Company in writing in the manner provided for in this Section, the Company shall provide notice to the Servicer or any other Person in lieu of or in addition to providing notice to the Insured. All notices to the Servicer or any other Person designated by the Insured to receive notices shall be sent to the last known address or facsimile number for the Servicer or such other Persons, as the case may be, as reflected in the records of the Company (provided that the Company shall use its best efforts to confirm telephonically or otherwise with the Servicer of other Person designated by the Insured the accuracy of the facsimile number used).

(c) Either party may notify the other of a change of its address in the manner provided for in this Section for giving notice. All notices required to be submitted to the Company or to the Insured shall be deemed to have been given five (5) days after the notice is sent in the manner set forth in this Section, unless actually received earlier.

EXHIBIT 10.14

9.4 Arbitration--Unless prohibited by Applicable Law, any controversy or dispute, including any Claim made under this Policy, arising out of or relating to this Policy, may, upon the mutual consent of all parties to the dispute, be settled by binding arbitration in accordance with the rules of the American Arbitration Association deemed most appropriate by such association. If this remedy is elected by all parties to the dispute, then the decision of the arbitrator shall be final and binding on all the parties and shall be enforceable in any court of competent jurisdiction in the United States of America.

9.5 Suit--

(a)
Each of the parties to this Policy consents to the sole and exclusive jurisdiction of the courts of the District of Columbia and/or the federal courts sitting in the District of Columbia, in the case of any dispute or other matter arising under this Policy which is not disposed of with finality under Section 9.4 (Arbitration). No suit or action for recovery of any Insurance Benefit under this Policy shall be sustained in any court of law or equity unless the Insured has materially complied with the terms and conditions of this Policy, except a suit or action where the issue is whether the Insured materially complied with the terms and conditions of the Policy or what was required to do so, and unless the suit or action in equity is commenced within three (3) years, or such longer period of time as may be permitted by Applicable Law, after (i) the Claim has been presented to the Company or (ii) the date on which the cause of action accrued, whichever is earlier. No suit or action on the Company's disposition of a Claim or Insurance Benefit may be brought against the Company until sixty (60) days have elapsed from the last day of the Claim Settlement Period. The parties to this Policy expressly waive the right to a jury trial.

(b)
If a dispute arises concerning a Covered Loan and involves either the Property or the Insured, the Company has the right to protect its interest by defending any action arising from such dispute, even if the allegations involved are groundless, false or fraudulent. The Company is not required to defend any lawsuit involving the Insured, the Property, or a Covered Loan. The Company and the Insured shall each bear its own costs and expenses for any litigation under this Section.

9.6 Parties in Interest--Subject to Section 4.6 (Change of Insured), this Policy shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Insured and its permitted successors and assigns. Neither the Borrower, nor the Servicer, nor any successor owner of a Property, nor any mortgage guaranty pool insurance company, nor any other Person is included or intended as a third-party beneficiary to this Policy. Because the Company and the Insured are the only parties to this Policy, they may agree to modify or amend or terminate this Policy without the consent of, or notice to, any Borrower, Servicer or any other Person.

9.7 Agency--None of the Insured, its Servicer, or any Person, or any of their respective employees or agents shall be or shall be deemed to be agents of the Company, nor shall the Company or any of its employees or agents be or be deemed to be an agent of the Insured.

9.8 Governing Law; Conformity to Statute--This Policy shall be governed by, and construed and enforced in accordance with, the laws of the jurisdiction in which the Insured is located (excluding the conflict of laws rules). Any provision of this Policy that is in conflict with the law of that jurisdiction is amended by this Section to conform to the minimum requirements of that law.

9.9 Electronic Data--The Company and the Insured agree that each may originate, maintain, and share information, documents or other data (in this Section referred to as “data”) as electronic records using electronic media generally accepted as usual and customary for business records (e.g., e-mail, secure web-portals) and that such data are as acceptable for all purposes under this Policy as data maintained in printed or written form, so long as the data is not denied legal effect or enforceability solely because it is in electronic form. Notices required by this Policy may be sent by electronic means and if so sent shall have the same effect as if sent in paper form.

9.10 Amendments; No Waiver; Rights and Remedies--

(a) The Company reserves the right to amend the terms and conditions of this Policy from time to time; provided, however, that any such amendment will be effective only after the Company has given the Insured written notice of the amendment by endorsement setting forth the amendment. Such amendment will only be applicable to those Covered Loans where the Coverage Effective Date for the Covered Loan is on or after the effective date of the amendment.

(b) No condition or requirement of this Policy will be deemed waived, modified or otherwise compromised unless that

EXHIBIT 10.14

waiver, modification or compromise is stated in a writing properly executed on behalf of the Company. Each of the conditions and requirements of this Policy is severable, and a waiver, modification or compromise of one will not be construed as a waiver, modification or compromise of any other.

(c)No right or remedy of the Company provided for by this Policy will be exclusive of, or limit, any other rights or remedies set forth in this Policy or otherwise available to the Company at law or equity.

EXHIBIT 10.14

EXHIBIT A

EXAMPLES OF INSURANCE BENEFIT CALCULATIONS
(as described in Section 8.5 (Insurance Benefit))